                                                                   EXHIBIT 10.21

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             FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


                                  BY AND AMONG


                                  ZANETT, INC.


                                       AND


              EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO


                                AS THE BORROWERS,


                                       AND


                                FIFTH THIRD BANK


                                 AS THE LENDER,


                          DATED AS OF DECEMBER 30, 2005

================================================================================

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                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
1.   DEFINITIONS AND CONSTRUCTION.................................................................2
    1.1   Definitions.............................................................................2
    1.2   Accounting Terms........................................................................2
    1.3   Code....................................................................................2
    1.4   Construction............................................................................2
    1.5   Schedules and Exhibits..................................................................2
2.   LOANS AND TERMS OF PAYMENT...................................................................2
    2.1   Revolver Advances.......................................................................2
    2.2   Borrowing Procedures....................................................................3
    2.3   Payments................................................................................4
    2.4   Overadvances............................................................................5
    2.5   Interest Rates: Rates, Payments, and Calculations.......................................5
    2.6   Cash Management.........................................................................6
    2.7   Authority...............................................................................8
    2.8   Statements of Obligations...............................................................8
    2.9   Fees....................................................................................9
    2.10  Intentionally Deleted...................................................................9
    2.11  Capital Requirements....................................................................9
    2.12  Joint and Several Liability of the Borrowers............................................9
3.   CONDITIONS; TERM OF AGREEMENT...............................................................12
    3.1   Conditions Precedent to the Initial Advance under the Original Loan Agreement..........12
    3.2   Conditions Precedent to the Effectiveness of this Agreement............................14
    3.3   Conditions Subsequent to the Initial Extension of Credit...............................17
    3.4   Conditions Precedent to all Extensions of Credit.......................................18
    3.5   Term...................................................................................18
    3.6   Effect of Termination..................................................................18
4.   CREATION OF SECURITY INTEREST...............................................................19
    4.1   Grant of Security Interest.............................................................19
    4.2   Negotiable Collateral..................................................................19
    4.3   Collection of Accounts, General Intangibles, and Negotiable Collateral.................19
    4.4   Delivery of Additional Documentation Required..........................................19
    4.5   Power of Attorney......................................................................20
    4.6   Right to Inspect.......................................................................20
    4.7   Control Agreements.....................................................................20
5.   REPRESENTATIONS AND WARRANTIES..............................................................21
    5.1   No Encumbrances........................................................................21
    5.2   Eligible Accounts......................................................................21
    5.3   Equipment; Fixtures....................................................................22
    5.4   Location of Inventory and Equipment....................................................22
    5.5   Location of Chief Executive Office; Previous Names and Locations.......................22
    5.6   Due Organization and Qualification; Subsidiaries.......................................22
    5.7   Due Authorization; No Conflict.........................................................22

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
    5.8   Litigation.............................................................................23
    5.9   No Material Adverse Change.............................................................23
    5.10  Fraudulent Transfer....................................................................23
    5.11  Employee Benefits......................................................................24
    5.12  Environmental Condition................................................................24
    5.13  Brokerage Fees.........................................................................25
    5.14  Intellectual Property..................................................................25
    5.15  Leases.................................................................................25
    5.16  DDAs...................................................................................25
    5.17  Complete Disclosure....................................................................25
    5.18  Indebtedness...........................................................................25
    5.19  No Employee Disputes; Labor Matters....................................................25
    5.20  Planet Zanett..........................................................................26
6.   AFFIRMATIVE COVENANTS.......................................................................26
    6.1   Accounting System......................................................................26
    6.2   Collateral Reporting...................................................................26
    6.3   Financial Statements, Reports, Certificates............................................27
    6.4   Additional Public Company Reports......................................................28
    6.5   Maintenance of Properties..............................................................29
    6.6   Taxes..................................................................................29
    6.7   Insurance..............................................................................29
    6.8   Location of Inventory and Equipment....................................................30
    6.9   Compliance with Laws...................................................................31
    6.10  Leases.................................................................................31
    6.11  Brokerage Commissions..................................................................31
    6.12  Existence..............................................................................31
    6.13  Environmental..........................................................................31
    6.14  ERISA..................................................................................31
    6.15  Proceedings or Adverse Changes.........................................................33
    6.16  Disclosure Updates.....................................................................34
7.   NEGATIVE COVENANTS..........................................................................34
    7.1   Indebtedness...........................................................................34
    7.2   Liens..................................................................................34
    7.3   Consignments...........................................................................34
    7.4   Restrictions on Fundamental Changes....................................................35
    7.5   Disposal of Assets.....................................................................35
    7.6   Change Name............................................................................35
    7.7   Guarantee..............................................................................35
    7.8   Nature of Business.....................................................................35
    7.9   Prepayments and Amendments.............................................................35
    7.10  Change of Control......................................................................36
    7.11  Distributions..........................................................................36
    7.12  Accounting Methods.....................................................................36
    7.13  Investments............................................................................36
    7.14  Transactions with Affiliates...........................................................37
    7.15  Suspension.............................................................................37

    7.16  Use of Proceeds........................................................................37
    7.17  Securities Accounts....................................................................37
    7.18  Financial Covenants....................................................................37
    7.19  Bank Accounts..........................................................................37
    7.20  Minimum Subordinated Indebtedness......................................................37
8.   EVENTS OF DEFAULT...........................................................................38
9.   THE LENDER'S RIGHTS AND REMEDIES............................................................40
    9.1   Rights and Remedies....................................................................40
    9.2   Remedies Cumulative....................................................................42
10.  TAXES AND EXPENSES..........................................................................42
11.  WAIVERS; INDEMNIFICATION....................................................................42
    11.1  Demand; Protest; etc...................................................................42
    11.2  The Lender's Liability for Collateral..................................................43
    11.3  Indemnification........................................................................43
12.  NOTICES.....................................................................................43
13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER..................................................44
14.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS..................................................45
    14.1  Assignments and Participations.........................................................45
    14.2  Successors.............................................................................45
15.  AMENDMENTS; WAIVERS.........................................................................46
    15.1  Amendments and Waivers.................................................................46
    15.2  No Waivers; Cumulative Remedies........................................................46
16.  GENERAL PROVISIONS..........................................................................46
    16.1  Section Headings.......................................................................46
    16.2  Interpretation.........................................................................46
    16.3  Severability of Provisions.............................................................46
    16.4  Counterparts; Telecopy Execution.......................................................46
    16.5  Revival and Reinstatement of Obligations...............................................47
    16.6  Integration............................................................................47
    16.7  Parent as Agent for the Borrowers......................................................47
    16.8  No Lender Brokerage Fees...............................................................48
    16.9  Existing CFO/CLO Promissory Notes......................................................48
    16.10 Restatement of Amended and Restated Credit Agreement...................................48

             FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        THIS FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "AGREEMENT") is entered into as of December 30, 2005 between and among, on the one hand, FIFTH THIRD BANK, an Ohio banking corporation (together with its successors and assigns, the "LENDER"), and, on the other hand, ZANETT, INC., a Delaware corporation ("PARENT"), and each of Parent's direct and indirect Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "BORROWER", and individually and collectively, jointly and severally, as the "BORROWERS").

                              W I T N E S S E T H:

        WHEREAS, Parent, the other Borrowers (as defined therein), and the Lender entered into that certain Loan and Security Agreement dated as of September 1, 2004 (as amended or otherwise modified to date, the "ORIGINAL LOAN AGREEMENT") pursuant to which the Lender has made certain credit facilities available to such parties;

        WHEREAS, Parent has formed a new wholly-owned subsidiary, ZANETT COMMERCIAL SOLUTIONS, INC., a Delaware corporation ("ZCS"), and Parent and the Borrowers (as defined in the Original Loan Agreement) desire that certain of such Borrowers consisting of Back Bay Technologies, Inc., a Delaware corporation, and INRANGE Consulting Corporation, a Delaware corporation, as well as Whitbread Technology Partners, Inc., a Massachusetts corporation, one of Parent's other subsidiaries, merge with and into ZCS, with ZCS as the survivor of such mergers;

        WHEREAS, as a result of such merger transactions, ZCS will by operation of law succeed to the duties of each of Back Bay Technologies, Inc., a Delaware corporation, and INRANGE Consulting Corporation, a Delaware corporation, under the Original Loan Agreement and the other Loan Documents;

        WHEREAS, because such merger transactions are prohibited by the Original Loan Agreement, Parent and the Borrowers have requested that the Lender consent to such transactions;

        WHEREAS, the Lender is willing to grant such consent upon the terms and conditions set forth in this Agreement (including ZCS becoming a party to this Agreement as a Borrower), which consent shall become effective upon satisfaction of the conditions to the effectiveness of this Agreement set forth in SECTION
3.2 below; and

        WHEREAS, the Borrowers and the Lender now desire to amend and restate the Original Loan Agreement (among other things, to accomplish the matters set forth above) on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Lender agree as follows:

1.      DEFINITIONS AND CONSTRUCTION.

        1.1 DEFINITIONS. As used in this Agreement, the terms set forth at EXHIBIT A shall have the definitions set forth therein.

        1.2 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrowers" or the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

        1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

        1.4 CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

        1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.      LOANS AND TERMS OF PAYMENT.

        2.1     REVOLVER ADVANCES.

                (a) Subject to the terms and conditions of this Agreement, and until September 1, 2006 (the "REVOLVING CREDIT MATURITY DATE"), the Lender agrees to make revolving credit Advances (the "REVOLVING CREDIT ADVANCES") to the Borrowers in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount, or (ii) the Borrowing Base. For purposes of this Agreement, "BORROWING BASE," as of any date of determination, shall mean the result of:

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                        (x)     75% of the amount of Eligible Accounts, plus

                        (y) 90% of the amount of collected cash balances in the Concentration Account, minus

                        (z) the aggregate amount reserves, if any, established by the Lender under SECTION 2.1(b).

Notwithstanding anything to the contrary in this Agreement or in any of the other Loan Documents, no Revolving Credit Advances shall hereafter be made, and no funds or other assets shall hereafter be advanced by any of the other Borrowers, to Delta Communications Group, Inc., a Delaware corporation, without the prior specific written consent of the Lender, which the Lender may grant or withhold in its sole discretion.

                (b) Anything to the contrary in this SECTION 2.1 notwithstanding, the Lender shall have the right, upon thirty (30) days notice to Administrative Borrower, to establish reserves in such amounts, and with respect to such matters, as the Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that any Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on EXHIBIT B which is specifically identified thereon as entitled to have priority over the Lender's Liens), which Lien or trust, in the Permitted Discretion of the Lender likely would have a priority superior to the Lender's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

                (c) The Lender shall have no obligation to make additional Revolving Credit Advances hereunder to the extent such additional Revolving Credit Advances would cause a violation of SECTION 2.1(a) or when a Default or Event of Default has occurred and is continuing.

                (d) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2 BORROWING PROCEDURES. Other than when Lender has the right to direct Advances to pay Obligations due and owing to it, all Advances shall be effectuated, only as directed by two (2) Authorized Persons, by crediting one or more disbursement accounts of one or more of the Borrowers at the Lender (the disbursement accounts established for any or all of the Borrowers at the Lender are referred to each individually as a "DISBURSEMENT ACCOUNT" and together collectively as the "DISBURSEMENT ACCOUNTS"). Requests for Advances by Borrowers shall be in the form of the irrevocable written request of two (2) Authorized Persons delivered to the Lender (which request must be received by the Lender no later than 2:00 p.m. (Cincinnati, Ohio time) on the Business Day that is the requested Funding Date) specifying (a) the amount of such Borrowing and (b) the requested Funding Date, which shall be a Business Day. At the Lender's election, in lieu of delivering the above-described written request, two (2) Authorized Persons may give the Lender telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

        2.3     PAYMENTS.

                (a) PAYMENTS BY THE BORROWERS. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Lender and shall be made in immediately available funds no later than 2:00 p.m. (Cincinnati, Ohio time) on the date specified herein. Any payment received by the Lender later than 2:00 p.m. (Cincinnati, Ohio time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                (b)     APPLICATION.

                                (i) All payments shall be remitted to the Lender and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by the Lender (including payments to any of the Collections Accounts and/or the Concentration Account in accordance with SECTION 2.6), shall be applied to the Obligations as the Lender elects or as follows:

                                        A.      first, to pay interest then due
                                in respect of the Advances until paid in full,

                                        B.      second, to pay any Lender
                                Expenses then due under the Loan Documents until paid in full,

                                        C.      third, to pay any fees then due
                                to the Lender under the Loan Documents until paid in full,

                                        D.      fourth, to pay principal then
                                due in respect of all Advances until paid in full,

                                        E.      fifth, to pay any other
                                Obligations until paid in full, and

                                        F.      sixth, to the Borrowers or such
                                other Person entitled thereto under applicable law.

                                (ii) In each instance, so long as no Default or Event of Default has occurred and is continuing,
                        Section 2.3(b)(i) shall not be deemed to apply to any payment by the Borrowers specified by the Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

                                (iii) For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

                                (iv)    In the event of a direct conflict
                        between the priority provisions of this SECTION 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this SECTION
                        2.3 shall control and govern.

                (c) EFFECT OF TERMINATION. The outstanding unpaid principal balance and all accrued and unpaid interest on the Revolving Credit Advances shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Revolving Credit Advances shall constitute Obligations.

        2.4 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by the Borrowers to the Lender pursuant to this ARTICLE 2 is greater than either the Dollar or percentage limitations set forth in any provision of this ARTICLE 2 (an "OVERADVANCE"), the Borrowers immediately shall pay to the Lender, in cash, the amount of such excess, which amount shall be used by the Lender to reduce the Obligations in accordance with the priorities set forth in SECTION 2.3(b)(i); provided, however, that to the extent the Overadvance occurs because Accounts are excluded as Eligible Accounts solely under CLAUSE (m) of the definition of Eligible Accounts and only as a result of actions or failures to act by the Lender, without limiting the Borrowers' duties to assist the Lender in resolving any perfection and priority issues and to pay immediately to the Lender any other portion of the Overadvance, the Borrowers shall have 30 days after notice from the Lender to reduce the Obligations to eliminate such portion of the Overadvance attributable to such actions or failures to act by the Lender. In addition, the Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

        2.5     INTEREST RATES: RATES, PAYMENTS, AND CALCULATIONS.

                (a) INTEREST RATES. Except as provided in CLAUSE (c) below, all Advances and related Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

                (b) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default (and at the election of the Lender), all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.

                (c) PAYMENT. Except only as specifically provided otherwise in this Agreement, all accrued and unpaid interest and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding or this Agreement remains in force or effect. If the Borrowers have not timely paid any Obligations owing to the Lender, the Lender may apply toward such unpaid Obligations the amount in excess of $50,000.00 in collected funds in the Concentration Account, and if such funds are insufficient to pay current the Obligations, the Borrowers hereby authorize the Lender, from time to time, without prior notice to any of the Borrowers, to charge interest and fees, all Lender Expenses (as and when incurred), the fees and costs provided for in SECTION 2.9 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to any account of any Borrower with the Lender, which amounts thereafter constitute Revolving Credit Advances hereunder and shall accrue interest at the rate then applicable to Revolving Credit Advances hereunder. Any interest not paid when due and charged against the Borrowers as provided above shall be compounded by being charged to any account of any Borrower with the Lender and shall thereafter constitute Revolving Credit Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

                (d) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

                (e) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.6     CASH MANAGEMENT.

                (a) The Borrowers have rented and shall continue to rent the post office boxes at the U.S. Post Office bearing the following addresses: Back Bay Technologies, Inc., PO Box 634437, Cincinnati, Ohio 45263-4437, INRANGE Consulting Corporation, PO Box 634453, Cincinnati, Ohio 45263-4453, Paragon Dynamics, Inc., PO Box 634469, Cincinnati, Ohio 45263-4469, and Delta Communications Group, Inc., PO Box 634441, Cincinnati, Ohio 45263-4441, Whitbread Technology Partners, Inc., PO Box 634756, Cincinnati, Ohio 45263-4756, or such other address(es) as the Lender (at any time after the occurrence of a Default or Event of Default or upon 15 days notice to the Administrative Borrower at any other time) may notify the Borrowers from time to time (each individually a "LOCKED BOX" and together collectively the "LOCKED BOXES"). Each Borrower shall notify its customers and Account Debtors to forward all

Collections to the existing Locked Boxes (such notices to be in such form and substance as the Lender may require from time to time). Customers and Account Debtors for each of the entities merged into ZCS shall be directed to continue to forward all Collections to the existing Locked Box in the name of such entity, until such time as the Lender may designate another locked box address for Collections (any such locked box that the Lender may designate as a locked box address for Collections shall for all purposes hereof constitute both a Locked Box and one of the Locked Boxes). The Lender shall have access to the Locked Boxes at all times and the Borrowers shall take all action necessary to grant the Lender such access. At no time shall any Borrower remove any item from any Locked Box without the Lender's prior written consent, and no Borrower shall notify any customer or Account Debtor to pay any Collections to any other place or address without the Lender's prior written consent. If any Borrower should neglect or refuse to notify any customer or Account Debtor to pay any Collections to the appropriate Locked Box, the Lender (at any time after the occurrence of a Default or Event of Default or upon 15 days notice to the Administrative Borrower at any other time) shall be entitled to make such notification. Each Borrower hereby grants to the Lender an irrevocable power of attorney, coupled with an interest, to take in such Borrower's name all action necessary to grant the Lender access to the Locked Boxes and to endorse all Collections delivered to the Locked Boxes for deposit to the Collection Accounts and Concentration Account provided below.

                (b) Upon receipt of Collections and other proceeds of Accounts and other Collateral from the Locked Boxes, the Lender shall deposit the same in non-interest bearing Account No. 702-1327452 in the Lender's name at the Lender for collections from the Locked Box for Back Bay Technologies, Inc., in non-interest bearing Account No. 702-1327577 in the Lender's name at the Lender for collections from the Locked Box for INRANGE Consulting Corporation, in non-interest bearing Account No. 702-1327635 in the Lender's name at the Lender for collections from the Locked Box for Paragon Dynamics, Inc., in non-interest bearing Account No. 702-1327692 in the Lender's name at the Lender for collections from the Locked Box for Delta Communications Group, Inc., and in non-interest bearing Account No. 702-1328930 in the Lender's name at the Lender for collections from the Locked Box for Whitbread Technology Partners, Inc. or in each of the foregoing cases in such other account(s) as the Lender may designate from time to time (each individually a "COLLECTIONS ACCOUNT" and together collectively the "COLLECTIONS ACCOUNTS"). Collections and other proceeds of Accounts and other Collateral for each of the entities merged into ZCS shall be deposited by Lender in the existing Collections Accounts in the name of such entity, until such time as the Lender may designate another Collections Account. All items deposited to the Collections Accounts will be held therein until such items convert to collected funds from the payor bank, after which they will promptly be transferred and deposited into Account No. 999-0200579 in the Lender's name at the Lender for collections from the Collections Accounts (the "CONCENTRATION ACCOUNT"). Funds in the Concentration Account may remain there or (i) at the election of the Lender or the Administrative Borrower will be applied to any Obligations then due and payable in the order specified at SECTION 2.3(b)(i) or (ii) will be applied to any Obligations as directed by the Lender after the occurrence of a Default or Event of Default. If funds remain in any Concentration Account after such application, as long as no Default or Event of Default has occurred and is continuing, such funds will be transferred to the Administrative Borrower's Account Number 702-1327395 at the Lender (the "CORPORATE CHECKING ACCOUNT").

                (c) Notwithstanding anything to the contrary in this Agreement or in any of the other Loan Documents, until this Agreement is terminated and the Obligations are repaid in full, the Borrowers shall always maintain a minimum balance of $50,000.00 in the Concentration Account, which balance is pledged as security for the Obligations and which the Lender, in its sole discretion, may apply against the Obligations at any time after the occurrence of a Default or Event of Default.

                (d) Any Collections or other proceeds of Accounts or other Collateral received by Borrower Zanett, Inc. or by any other Borrower other than at its designated Locked Box shall be deemed held by such Borrower in trust and as fiduciary for the Lender, and such Borrower immediately shall deposit the same into a Collections Account or the Concentration Account or deliver such Collections or proceeds to the Lender at its address for notices then applicable under SECTION 12 for deposit by the Lender into the Concentration Account. Pending such delivery, each Borrower agrees that it will not commingle any such Collections or other proceeds of Accounts or other Collateral with any of such Borrower's other funds or property, but will hold them separate and apart therefrom in trust for the Lender.

                (e) All deposits to the Collections Accounts and the Concentration Account shall be the Lender's property and shall be subject only to the signing authority designated from time to time by the Lender, and no Borrower shall have any interest therein or control thereover. The Lender shall have, and each Borrower hereby grants to the Lender, a security interest in all funds held in the Collections Accounts and the Concentration Account as security for the Obligations. The Collections Accounts and the Concentration Account shall not be subject to any deduction, set-off, banker's lien, or any other right in favor of any person or entity other than the Lender. Each Borrower hereby indemnifies and holds the Lender harmless from and against any loss or damage with respect to any Collections deposited in any of the Collections Accounts and/or the Concentration Account which are dishonored or returned for any reason. If any Collections deposited in any of the Collections Accounts and/or the Concentration Account are dishonored or returned unpaid for any reason, the Lender, at its discretion, may charge the amount of such dishonored or returned Collections directly against any Borrower and/or any account maintained by any Borrower with the Lender and such amount shall be deemed part of the Obligations hereunder.

                (f) All deposits to the Collections Accounts and the Concentration Account will be available for use by the Borrowers promptly upon receipt by the Lender of collected funds from the payor bank.

        2.7 AUTHORITY. The Lender is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from any two
(2) Persons purporting to be Authorized Persons, or without instructions if pursuant to SECTION 2.6(e) or SECTION 2.2.

        2.8 STATEMENTS OF OBLIGATIONS. The Lender shall periodically render statements regarding the Obligations to the Administrative Borrower, including principal, interest, fees, and including an itemization of charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrowers and the Lender unless, within 30 days after receipt thereof by the

Administrative Borrower, the Administrative Borrower shall deliver to the Lender written objections thereto describing the error or errors contained in any such statements.

        2.9 FEES. The Borrowers shall pay to the Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

                (a) AUDIT CHARGES. For the account of the Lender, audit fees and charges as follows, (i) a fee of $750.00 per day, per auditor, plus out-of-pocket expenses for each financial audit of any or all of the Borrowers performed by personnel employed by the Lender and (ii) the actual charges paid or incurred by the Lender if it elects to employ the services of one or more third Persons to perform financial audits of any or all of the Borrowers. As long as no Default or Event of Default has occurred, the Lender will not conduct more than 2 financial audits of the Borrowers per calendar year and, assuming that each Borrower forwards to the executive offices of the Administrative Borrower all information requested by or on behalf of the Lender for the conduct of such audits, such audits will be conducted at the Administrative Borrower's executive offices.

        2.10    INTENTIONALLY DELETED.

        2.11 CAPITAL REQUIREMENTS. If, after the date hereof, the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by the Lender or its the parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on the Lender's or such holding company's capital as a consequence of the Lender's commitments hereunder to a level below that which the Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration the Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by the Lender to be material, then the Lender may notify the Administrative Borrower thereof on behalf of the Borrowers and charge the same to the Borrowers as long as the Lender makes similar charges to its other similarly situated borrowers. Following receipt of such notice of charges, the Borrowers agree to pay the Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by the Lender to the Administrative Borrower of a statement in the amount and setting forth in reasonable detail the Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, the Lender may use any reasonable averaging and attribution methods.

        2.12    JOINT AND SEVERAL LIABILITY OF THE BORROWERS.

                (a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

                (b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this SECTION 2.12), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Person composing any of the Borrowers without preferences or distinction among them.

                (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing the Borrowers will make such payment with respect to, or perform, such Obligations.

                (d) The Obligations of each Person composing any of the Borrowers under the provisions of this SECTION 2.12 constitute the absolute and unconditional, full recourse Obligations of each Person composing any of the Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity, or enforceability of this Agreement or any other circumstances whatsoever.

                (e) Except as otherwise expressly provided in this Agreement, each Person composing any of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages, and, generally, to the extent permitted by applicable law, all demands, notices, and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing any of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent, or other action or acquiescence by the Lender at any time or times in respect of any default by any Person composing any of the Borrowers in the performance or satisfaction of any term, covenant, condition, or provision of this Agreement, any and all other indulgences whatsoever by the Lender in respect of any of the Obligations, and the taking, addition, substitution, or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution, or release, in whole or in part, of any Person composing any of the Borrowers. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lender with respect to the failure by any Person composing any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this SECTION 2.12 afford grounds for terminating, discharging, or relieving any Person composing any of the Borrowers, in whole or in part, from any of its Obligations under this SECTION 2.12, it being the intention of each Person composing any of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each such Person composing any of the Borrowers under this SECTION 2.12 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing any of the Borrowers under this SECTION 2.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, or similar proceeding with respect to any Person composing any of the Borrowers or the Lender. The joint and several liability of the Persons composing any of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation, or any other change whatsoever in the name, constitution, or place of formation of any of the Persons composing any of the Borrowers or the Lender.

                (f) Each Person composing any of the Borrowers represents and warrants to the Lender that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing any of the Borrowers further represents and warrants to the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing any of the Borrowers hereby covenants that such Borrower will continue to keep informed of the Borrowers' financial condition, the financial condition of guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

                (g) Each of the Persons composing any of the Borrowers waives all rights and defenses arising out of an election of remedies by the Lender.

                (h) Each of the Persons composing any of the Borrowers waives all rights and defenses that such Borrower may have because the Obligations are secured by any Collateral. This means, among other things, that the Lender may collect from such Borrower without first foreclosing on any Collateral pledged by any of the Borrowers.

                (i) The provisions of this SECTION 2.12 are made for the benefit of the Lender and its successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any such Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing any of the Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing any of the Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this
SECTION 2.12 shall remain in effect until all of the Obligations shall have been indefeasibly paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, or reorganization of any of the Persons composing any of the Borrowers, or otherwise, the provisions of this SECTION 2.12 will forthwith be reinstated in effect as though such payment had not been made.

                (j) Each of the Persons composing any of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing any of the Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts, or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities, or other property, shall be made to any other Borrower therefor.

                (k) Each of the Persons composing any of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for, or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce, or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced, and received by such Borrower as trustee for the Lender for application to the Obligations in accordance with SECTION 2.3(b).

3.      CONDITIONS; TERM OF AGREEMENT.

        3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE UNDER THE ORIGINAL LOAN AGREEMENT. The obligation of the Lender to make the initial Advance (or otherwise to extend credit provided for under the Original Loan Agreement) was subject to the satisfaction, on or prior to the Original Closing Date, of the following conditions precedent (all of which were either satisfied, deferred to a later deadline, or waived):

                (a) the Original Closing Date was to have occurred on or before September 30, 2004;

                (b) the Lender was to have filed financing statements against the Borrowers (as defined in the Original Loan Agreement) required by the Lender and the Lender was to have received searches respecting the Borrowers (as defined in the Original Loan Agreement) with results satisfactory to the Lender;

                (c) the Lender was to have received each of the following documents, in form and substance satisfactory to the Lender, duly executed, and each such document was to be in full force and effect:

                        (i)     the Disbursement Letter,

                        (ii)    the Intellectual Property Security Agreement,

                        (iii) Stock Pledge Agreements pursuant to which 100% of the equity of each of the Borrowers (as defined in the Original Loan Agreement), with the exception of the equity of Zanett, Inc., was to have been pledged to the Lender, along with the originals of the stock certificates that were pledged and duly executed blank stock powers relating thereto,

                        (iv)    the Promissory Notes,

                        (v) Subordination Agreements from (A) each of the holders of promissory notes or debt for borrowed money issued by any Borrower (as defined in the Original Loan Agreement) and (B) each such Borrower (as defined in the Original Loan Agreement) that issued such debt, and

                        (vi) W-9 forms duly completed for each of the Borrowers;

                (d) the Lender was to have received a certificate from the Secretary of each Borrower attesting to (i) the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of the Original Loan Agreement and the other Loan Documents to which such Borrower was a party and authorizing specific officers of such Borrower to execute the same and (ii) the incumbency and signatures of such officers;

                (e) the Lender was to have received copies of each Borrower's (as defined in the Original Loan Agreement) Governing Documents, as amended, modified, or supplemented to the Closing Date (as defined in the Original Loan Agreement), certified by the Secretary of such Borrower;

                (f) the Lender was to have received a certificate of status with respect to each Borrower (as defined in the Original Loan Agreement), dated within 10 days before the Closing Date (as defined in the Original Loan Agreement), such certificate to have been issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate was to have indicated that such Borrower was in good standing in such jurisdiction;

                (g) the Lender was to have received certificates of status with respect to each Borrower (as defined in the Original Loan Agreement), each dated within 30 days before the Closing Date (as defined in the Original Loan Agreement), such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates were to have indicated that such Borrower was in good standing in such jurisdictions;

                (h) the Lender was to have received a certificate of insurance, together with the endorsements thereto, as required by SECTION 6.7 of the Original Loan Agreement, the form and substance of which were to be satisfactory to the Lender;

                (i) the Lender was to have received Collateral Access Agreements with respect to such leased locations of the Borrowers (as defined in the Original Loan Agreement) as the Lender deemed appropriate, which may have included those at (i) 135 East 57th Street, New York, New York 10022, (ii) 368 Hillside Avenue, Needham, Massachusetts 02494, (iii) 5412

Courseview Drive, Mason, Ohio 45040, (iv) 3025 S. Parker Road, Tower II, Suite 931, Aurora, Colorado 80014, (v) 65 Enterprise, Suite 150, Aliso Viejo, California 92656, and (vi) 11611 North Meridian Street, Suite 350, Carmel, Indiana 46032-4609;

                (j) the Lender was to have received an opinion of the Borrowers' (as defined in the Original Loan Agreement) counsel in form and substance satisfactory to the Lender;

                (k) the Lender was to have received a duly completed and executed current Borrowing Base Certificate (as defined in the Original Loan Agreement) in form and substance satisfactory to the Lender;

                (l) the Borrowers were to have the Required Availability after giving effect to the initial extensions of credit under the Original Loan Agreement;

                (m) the Lender was to have completed its business, legal, and collateral due diligence with respect to the Borrowers (as defined in the Original Loan Agreement), including a collateral audit and review of each such Borrower's books and records, receipt and review of each such Borrower's audited financial statements for its fiscal year that ended on December 31, 2003 in form and detail and with results satisfactory to the Lender, and verification of such Borrowers' representations and warranties to the Lender, the results of which were to be satisfactory to the Lender;

                (n) the Borrowers were to have paid to the Lender the initial installment of the commitment fee in the amount of $25,000.00 and all Lender Expenses incurred in connection with the transactions evidenced by the Original Loan Agreement;

                (o) the then unpaid principal balance of Indebtedness subordinated to the Obligations on terms acceptable to the Lender was not to be less than $6,000,000.00; and

                (p) all other documents and legal matters in connection with the transactions contemplated by the Original Loan Agreement were to have been delivered, executed, or recorded and were to be in form and substance satisfactory to the Lender.

        3.2 CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT. The effectiveness of this Agreement and the obligation of the Lender to make the initial Advance under this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent (all of which may be satisfied, deferred to a later deadline, or waived by the Lender in its sole discretion):

                (a) the Closing Date shall have occurred on or before December 30, 2005;

                (b) the Lender shall have filed financing statements against Zanett Commercial Solutions, Inc. required by the Lender and the Lender shall have received searches respecting Zanett Commercial Solutions, Inc., Back Bay Technologies, Inc., INRANGE Consulting Corporation, Paragon Dynamics, Inc., and Whitbread Technology Partners, Inc. with results satisfactory to the Lender;

                (c) the Lender shall have received each of the following documents, in form and substance satisfactory to the Lender, duly executed, and each such document shall be in full force and effect:

                        (i)     this Agreement,

                        (ii) the Intellectual Property Security Agreement duly executed by Zanett Commercial Solutions, Inc.,

                        (iii) a Stock Pledge Agreement pursuant to which 100% of the equity of Zanett Commercial Solutions, Inc. shall have been pledged to the Lender, along with the originals of the stock certificates that are pledged and duly executed blank stock powers relating thereto,

                        (iv) the First Amended and Restated Revolving Note in the principal amount of $5,000,000 duly executed by the Borrowers to the Lender in form and substance satisfactory to the Lender,

                        (v) evidence satisfactory to the Lender that, except for that certain promissory note in the principal amount of $500,000.00 made by Zanett, Inc. in favor of Bruno Guazzoni, and that certain promissory note in the principal amount of $1,500,000.00 made by Paragon Dynamics, Inc. in favor of Emral Holdings Limited, the promissory notes that were the subject of the Subordination Agreements executed in connection with the Original Loan Agreement have been substituted with appropriate promissory notes made on the same terms by Zanett Commercial Solutions, Inc. as successor to the makers of such original promissory notes, and delivery to the Lender of a duly executed Subordination Agreement, in form and substance satisfactory to the Lender, from the holder of such substituted promissory notes, and

                        (vi) a W-9 form duly completed for Zanett Commercial Solutions, Inc.;

                (d) the Lender shall have received a certificate from the Secretary of each Borrower attesting to (i) the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same and (ii) the incumbency and signatures of such officers;

                (e) the Lender shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

                (f) the Lender shall have received a certificate of status with respect to each Borrower, dated within 10 days before the Closing Date, such certificate to have been issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

                (g) other than as contemplated by SECTION 3.3(d), the Lender shall have received certificates of status with respect to each Borrower, each dated within 30 days before the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

                (h)     [Intentionally Deleted];

                (i) the Lender shall have received an opinion of the Borrowers' counsel in form and substance satisfactory to the Lender, which shall cover all matters covered in Borrowers' counsel's opinion issued to the Lender in connection with the Original Loan Agreement as well as opinions (i) regarding the due authorization, validity and effectiveness of the documents relating to the mergers of Back Bay Technologies, Inc., a Delaware corporation, INRANGE Consulting Corporation, a Delaware corporation, and Whitbread Technology Partners, Inc., a Massachusetts corporation, into ZCS, (ii) regarding the effectiveness of such mergers with ZCS as the survivor thereof, and (iii) that neither any of such mergers nor any of the credit transactions contemplated by this Agreement or any of the other Loan Documents contravenes any obligations under or in connection with any Borrower's or any Borrower's Affiliate's debts or obligations to Bruno Guazzoni or Emral Holdings Limited, in connection with the Indenture dated February 1, 2005 among Zanett, Inc., as obligor, and U.S. Bank National Association, as trustee, or the transactions contemplated thereby, or the Distribution and Management Agreement dated as of February 1, 2005, by and between Zanett, Inc. and Sumner Harrington, Ltd.;

                (j) the Lender shall have received correct and complete copies, in form, detail, and substance satisfactory to the Lender, of the documents that the Lender wishes to receive and review relating to (i) the acquisition by Zanett, Inc. of one hundred percent (100%) of the outstanding capital stock of Whitbread Technology Partners, Inc., (ii) the transactions contemplated by the Indenture dated February 1, 2005 among Zanett, Inc., as obligor, and U.S. Bank National Association, as trustee, and (iii) the Distribution and Management Agreement dated as of February 1, 2005 by and between Zanett, Inc. and Sumner Harrington, Ltd.;

                (k)     [Intentionally Deleted];

                (l) payment by the Borrowers of all fees and expenses owed by the Borrowers to the Lender;

                (m) no material adverse change in the business, operations, profits or prospects of any of the Borrowers shall have occurred since September 1, 2004;

                (n) the Lender shall be satisfied that on the Closing Date there is sufficient Availability;

                (o) satisfactory review by the Lender of the documents relating to the mergers of Back Bay Technologies, Inc., a Delaware corporation, INRANGE Consulting Corporation, a Delaware corporation, and Whitbread Technology Partners, Inc., a Massachusetts corporation, into ZCS;

                (p) evidence, satisfactory to the Lender, of completion and effectiveness of the mergers of Back Bay Technologies, Inc., a Delaware corporation, INRANGE Consulting Corporation, a Delaware corporation, and Whitbread Technology Partners, Inc., a Massachusetts corporation, into ZCS;

                (q)     [Intentionally Deleted];

                (r) the Borrowers shall have delivered to the Lender evidence that Parent is qualified to do business, and in good standing, in the State of New York; and

                (s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall be delivered, executed, or recorded and are to be in form and substance satisfactory to the Lender.

        3.3     CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT.

                (a) The obligation of the Lender to continue to make Advances (or otherwise to extend credit hereunder) shall be subject to delivery to the Lender by the Borrowers, on or before January 6, 2006, of (i) duly executed Collateral Access Agreements with respect to such leased locations of any Borrower as the Lender deems appropriate, including, but not limited to, 635 Madison Avenue, Floor 15, New York, New York 10022, and (ii) duly executed certificates of insurance, together with duly executed endorsements thereto, as required by SECTION 6.7, in form and substance satisfactory to the Lender and that reflect that Zanett Commercial Solutions, Inc. is a named insured on such policies. The failure by the Borrowers to so deliver to the Lender all such duly executed documents (in form and substance satisfactory to the Lender) on or before January 6, 2006 shall constitute an Event of Default.

                (b) The obligation of the Lender to continue to make Advances (or otherwise to extend credit hereunder) shall be subject to delivery to the Lender by the Borrowers, on or before January 13, 2006, of one or more duly executed amendments (in form and substance satisfactory to the Lender) of the ongoing earnout payment obligations incurred by Whitbread Technology Partners, Inc. in connection with the acquisition of its business, and to which Zanett Commercial Solutions, Inc. is succeeding as a result of the merger of Whitbread Technology Partners, Inc. into Zanett Commercial Solutions, Inc. The failure by the Borrowers to so deliver to the Lender all such executed documents on or before January 13, 2006 shall constitute an Event of Default.

                (c) The obligation of the Lender to continue to make Advances (or otherwise to extend credit hereunder) shall be subject to closure by the Borrowers by January 31, 2006 of each Borrower's existing accounts with financial institutions other than the Lender, except for those accounts that the Borrowers are permitted to maintain in accordance with SECTION 7.19. The failure by the Borrowers to complete such closures on or before January 31, 2006 shall constitute an Event of Default.

                (d) The obligation of the Lender to continue to make Advances (or otherwise to extend credit hereunder) shall be subject to delivery to the Lender by the Borrowers, on or before January 6, 2006, of good standing certificates evidencing that Zanett Commercial Solutions, Inc. is qualified to do business, and in good standing, in the States of New York, Ohio, and Indiana and in the Commonwealth of Massachusetts and that Paragon Dynamics, Inc. is qualified to do business, and in good standing, in the State of Colorado. The failure by the Borrowers to so deliver to the Lender all such good standing certificates (in form and substance satisfactory to the Lender) on or before January 6, 2006 shall constitute an Event of Default.

        3.4 CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of the Lender to make Advances (or otherwise to extend credit hereunder) shall be subject to the following conditions precedent:

                (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

                (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, the Lender, or any of their Affiliates; and

                (d)     no Material Adverse Change shall have occurred.

        3.5 TERM. This Agreement shall become effective upon the execution and delivery hereof by the Borrowers and the Lender and shall continue in full force and effect for a term ending on the Revolving Credit Maturity Date. The foregoing notwithstanding, the Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.6 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge any Borrower of its duties, Obligations, or covenants hereunder and the Lender's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Lender will, at the Borrowers' sole expense, execute and deliver or authorize any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender's Liens and all notices of security interests and liens previously filed by the Lender with respect to the Obligations.

4.      CREATION OF SECURITY INTEREST.

        4.1 GRANT OF SECURITY INTEREST. Each Borrower hereby grants to the Lender a continuing security interest in all of such Borrower's right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by each Borrower of each of its covenants and duties under the Loan Documents. The Lender's Liens in and against the Personal Property Collateral shall attach to all Personal Property Collateral without the requirement of any further action on the part of any Borrower or the Lender. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, no Borrower has any authority, express or implied, to dispose of any item or portion of the Collateral.

        4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of the Lender's security interest is dependent on or enhanced by possession, each Borrower, immediately upon the request of the Lender, shall endorse and deliver physical possession of such Negotiable Collateral to the Lender.

        4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time after the occurrence and during the continuation of an Event of Default, the Lender or the Lender's designee may (a) notify Account Debtors of any Borrower that the Accounts, chattel paper, or General Intangibles have been assigned to the Lender or that the Lender has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Borrowers as part of the Obligations. Each Borrower agrees that it will hold in trust for the Lender, as the Lender's trustee, any Collections that it receives and immediately will deliver said Collections to the Lender to a Locked Box, a Collections Account, or the Concentration Account in their original form as received by such Borrower.

        4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of the Lender, the Borrowers shall execute and deliver to the Lender any and all security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that the Lender may request in its Permitted Discretion, in form and substance satisfactory to the Lender, to perfect and continue perfected or better perfect the Lender's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of the Lender in any property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Borrower authorizes the Lender to execute any such Additional Documents in such Borrower's name and authorizes the Lender to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as the Lender shall require, the Borrowers shall (a) provide the Lender with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by any Borrower during the prior period, (b) cause all patents, copyrights, and trademarks acquired or generated by any Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Borrower's ownership thereof, and (c) cause to be prepared, executed, and delivered to the Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

        4.5 POWER OF ATTORNEY. Each Borrower hereby irrevocably makes, constitutes, and appoints the Lender (and any of the Lender's officers, employees, or agents designated by the Lender) as such Borrower's true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts at any time after the occurrence of a Default or Event of Default or upon 15 days notice to the Administrative Borrower at any other time, (d) endorse such Borrower's name on any Collection item that may come into the Lender's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Lender determines to be reasonable, and the Lender may cause to be executed and delivered any documents and releases that the Lender determines to be necessary. The appointment of the Lender as each Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender's obligations to extend credit hereunder are terminated.

        4.6 RIGHT TO INSPECT. The Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (upon reasonable advance notice or after the occurrence and during the continuance of a Default or Event of Default with no advance notice) to inspect the Books and to check, test, and appraise the Collateral in order to verify each Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

        4.7 CONTROL AGREEMENTS. Each Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under
SECTION 7.17 and, if to another securities intermediary, unless each of such Borrower, the Lender, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by any Borrower without the prior written consent of the Lender. Upon the occurrence and during the continuance of an Event of Default, the Lender may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender.

5.      REPRESENTATIONS AND WARRANTIES.

        In order to induce the Lender to enter into this Agreement, the Borrowers make the following representations and warranties to the Lender, which shall be true, correct, and complete in all material respects as of the date hereof, and shall be true, correct, and complete in all material respects as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date and except to the extent that the representations and warranties made in SECTION 5.2 below respecting no defenses, disputes, offsets, counterclaims, or rights of return or cancellation and in Section 5.2(c) AND (d) shall be deemed to be made as of the date of each Borrowing Base Certificate rather than as of the date of the making of each Advance (or other extension of credit)) and such representations and warranties shall survive the execution and delivery of this Agreement:

        5.1 NO ENCUMBRANCES. The Borrowers have good and indefeasible title to the Collateral free and clear of Liens except for Permitted Liens.

        5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the respective Borrower's business, owed to such Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Eligible Account, such Account is not:

                (a) owed by an employee, Affiliate, or agent of any Borrower,

                (b)     payable in a currency other than Dollars,

                (c) owed by an Account Debtor that has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account,

                (d) owed by an Account Debtor that is subject to any Insolvency Proceeding or is not Solvent or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

                (e) on account of a transaction as to which the services giving rise to such Account have not been performed and accepted by the Account Debtor,

                (f) on account of a transaction as to which the goods giving rise to such Account have not been shipped to the Account Debtor or the services giving rise to such Account have not been performed and accepted by the Account Debtor,

                (g) a right to receive progress payments or other advance billings that are due prior to the completion of performance by the respective Borrower of the subject contract for goods or services, and

                (h)     an Account that has not been billed to the customer.

        5.3 EQUIPMENT; FIXTURES. All of the Equipment is used or held for use in a Borrower's business and is fit for such purposes, subject to ordinary wear and tear. No Borrower owns or has rights in any fixtures other than those that in the aggregate have nominal value.

        5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on SCHEDULE 5.4.

        5.5 LOCATION OF CHIEF EXECUTIVE OFFICE; PREVIOUS NAMES AND LOCATIONS. The chief executive office and a mailing address of each Borrower are located at the address indicated in Schedule 5.5. Within the past 5 years, other than as listed on Schedule 5.5, no Borrower has conducted business under, or been known by, any other name or had any business locations except those listed on Schedule 5.5.

        5.6     DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                (a) Each Borrower is duly organized and existing and in good standing under the laws of the State of Delaware and within 30 days of the date of this Agreement will be and remain qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

                (b) Set forth on SCHEDULE 5.6(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and the owners of such shares. Other than as described on SCHEDULE 5.6(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

                (c) Set forth on SCHEDULE 5.6(c) is a complete and accurate list of Parent and each other Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of each such Subsidiary's organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                (d) Except as set forth on SCHEDULE 5.6(c), there are no subscriptions, options, warrants, or calls relating to any shares of the capital stock of any Borrower's Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Borrower's Subsidiary, or any security convertible into or exchangeable for any such capital Stock.

        5.7     DUE AUTHORIZATION; NO CONFLICT.

                (a) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

                (b) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower's shareholders or any approval or consent of any Person under any material contractual obligation of any Borrower.

                (c) Other than the filing of financing statements and fixture filings, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

                (d) This Agreement and the other Loan Documents to which any Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                (e) The Lender's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens

        5.8 LITIGATION. Other than those matters disclosed on SCHEDULE 5.8, there are no actions, suits, or proceedings pending or, to the best knowledge of any Borrower, threatened against any Borrower, except for matters arising after the Closing Date that, if decided adversely to any Borrower, reasonably could not be expected to result in a Material Adverse Change.

        5.9 NO MATERIAL ADVERSE CHANGE. All financial statements relating to any Borrower that have been delivered by any Borrower to the Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, such Borrower's financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to any Borrower since the date of the latest financial statements submitted to the Lender on or before the Closing Date.

        5.10    FRAUDULENT TRANSFER.

                (a)     Each Borrower is Solvent.

                (b) No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.

        5.11 EMPLOYEE BENEFITS. No Borrower or any of its Subsidiaries or any ERISA Affiliate maintains or contributes to any Benefit Plan, Multiemployer Plan or Retiree Health Plan other than those listed on SCHEDULE 5.11. Each such Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the IRC applicable thereto. Each Borrower, each of its Subsidiaries, and each ERISA Affiliate has fulfilled all obligations related to the minimum funding standards of ERISA and the IRC for each Benefit Plan and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA. No Termination Event has occurred nor has any other event occurred that may result in a Termination Event which in either case could reasonably be expected to result in a Material Adverse Change. No event or events have occurred in connection with any Benefit Plan which would subject any Borrower, any of its Subsidiaries, any ERISA Affiliate, any fiduciary of a Benefit Plan or any Benefit Plan, directly or indirectly, to any liability, individually or in the aggregate, under ERISA, the IRC or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order which could reasonably be expected to result in a Material Adverse Change. No event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any liability with respect to any Benefit Plan under ERISA, the IRC, or any other applicable law by the Borrowers, any of its Subsidiaries or any ERISA Affiliates, other than such liabilities as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. No Borrower or any of its Subsidiaries or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

        5.12    ENVIRONMENTAL CONDITION. Except as set forth on SCHEDULE 5.12,
(a) none of the properties or assets of any Borrower has ever been used by any Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) none of the properties or assets of any Borrower has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Borrower has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Borrower, and (d) no Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

        5.13 BROKERAGE FEES. No Borrower has utilized the services of any broker or finder in connection with any Borrower's obtaining financing from the Lender under this Agreement and no brokerage commission or finder's fee is payable by any Borrower in connection herewith.

        5.14 INTELLECTUAL PROPERTY. Each Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as SCHEDULE 5.14 is a true, correct, and complete listing of all patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which any Borrower is the owner or is an exclusive licensee.

        5.15 LEASES. Each Borrower enjoys peaceful and undisturbed possession under all leases material to the business of such Borrower and to which such Borrower is a party or under which such Borrower is operating. All of such leases are valid and subsisting and no material default by any Borrower or any other party exists under any of them.

        5.16 DDAS. Set forth on SCHEDULE 5.16 are all of the DDAs of each Borrower, including, with respect to each depository (a) the name and address of that depository and (b) the account numbers of the accounts maintained with such depository; provided, however, that as long as no Default or Event of Default has occurred and is continuing and as long as the Lender does not have a branch that is geographically convenient to a Borrower, such Borrower is allowed to maintain local DDAs for petty cash purposes with a financial institution other than the Lender as long as the funds in such DDAs never exceed $25,000.00 in the aggregate at any given time.

        5.17 COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of any Borrower to the Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Borrower to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

        5.18 INDEBTEDNESS. Set forth on SCHEDULE 5.18 is a true and complete list of all Indebtedness of any Borrower (including, without limitation, any debt for borrowed money or for any earn-out payments for which any Borrower is liable) outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof (including, without limitation, the interest rate and payment terms thereof and any security therefor).

        5.19 NO EMPLOYEE DISPUTES; LABOR MATTERS. There are no controversies pending or, to the best of any Borrower's knowledge after diligent inquiry, threatened between any Borrower and any of its employees, other than those arising in the ordinary course of business which could not reasonably be expected to result in a Material Adverse Change. Other than as set forth in

SCHEDULE 5.19, there is (a) no unfair labor practice complaint pending against any Borrower or, to the best knowledge of any Borrower, threatened against any Borrower, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to result in a Material Adverse Change is so pending against any Borrower or, to the best knowledge of any Borrower, threatened against any Borrower, (b) no strike, labor dispute, slowdown, or stoppage pending against any Borrower or, to the best knowledge of any Borrower, threatened against any Borrower, and (c) no union representation question with respect to the employees of any Borrower and no union organizing activity involving any Borrower or its employees.

        5.20 PLANET ZANETT. Planet Zanett is the only Subsidiary of Parent that is not a Borrower. Planet Zanett has no material assets or liabilities, or any current or planned business operations.

6.      AFFIRMATIVE COVENANTS.

        The Borrowers covenant and agree that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, the Borrowers shall do all of the following:

        6.1 ACCOUNTING SYSTEM. Maintain a system of accounting that enables each Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Lender. Each Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

        6.2 COLLATERAL REPORTING. Provide the Lender with the following documents at the following times in form and detail reasonably satisfactory to the Lender:

Monthly (not later than     a) a completed Borrowing Base Certificate including
the 30th day of each        a detailed calculation of the Borrower Base, and
month); provided
however, that if, and as
long as, the Availability   (b) a current aging of Accounts of each Borrower
ever falls below            together with a reconciliation of such aging to the
$750,000.00, such monthly   detailed calculation of the current Borrowing Base,
reporting shall be          and
provided on a weekly
basis                       (c) a detail of those Accounts that are not Eligible
                            Accounts and of that Inventory of each Borrower that is not Eligible Inventory,

                            (d) a current aging of each Borrower's accounts payable, and

                            (e) notice of all disputes or claims.

Upon request by the         (f) such other reports as to the Collateral, or the
Lender                      financial condition of any Borrower, as the Lender
                            may request.

In addition, each Borrower agrees to cooperate fully with the Lender to facilitate and to implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

        6.3     FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to the
Lender:

                (a) as soon as available, but in any event within 30 days after the end of each month:

                        (i) a company prepared balance sheet, income statement, and statement of cash flow (on a consolidated and consolidating basis) covering the Borrowers' operations during such period (except that the company prepared statement of cash flow on a consolidating basis shall be delivered within 30 days after the end of each calendar quarter rather than on a monthly basis),

                        (ii) a certificate signed by the chief financial officer of the Administrative Borrower to the effect that:

                                A.      the financial statements delivered
                                hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Borrowers (on a consolidated and consolidating basis),

                                B. the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                                C. there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action each Borrower has taken, is taking, or proposes to take with respect thereto), and

                        (iii) for each month that is the date on which a financial covenant in SECTION 7.18 is to be tested, a compliance certificate demonstrating compliance at the end of such period with the applicable financial covenants contained in SECTION 7.18, and

                (b) as soon as available, but in any event within 120 days after the end of each of the Administrative Borrower's fiscal years,

                        (i) financial statements of the Borrowers (on a consolidated and consolidating basis) for each such fiscal year, audited by independent certified public accountants reasonably acceptable to the Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), and

                        (ii) a certificate of such accountants addressed to the Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default with respect to noncompliance with SECTION 7.18,

                (c) as soon as available, but in any event within 30 days prior to the start of each of the Administrative Borrower's fiscal years, copies of the Borrowers' Projections (on a consolidated and consolidating basis), in form and substance (including as to scope and underlying assumptions) satisfactory to the Lender, in its reasonable discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of the Administrative Borrower as being such officer's good faith best estimate of the financial performance of the Borrowers during the period covered thereby,

                (d) as soon as any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that each Borrower proposes to take with respect thereto,

                (e) by not later than 10 days after each December 31 and June 30 (and as often as the Lender requests after the occurrence, and during the continuance, of a Default or Event of Default) an up-to-date print-out that lists as of the most recent of such dates all Account Debtors of each Borrower and the current contact information (including name, address, and telephone number) for each such Account Debtor,

                (f) after the occurrence, and during the continuance, of a Default or Event of Default, immediately upon the request of the Lender, copies of all outstanding contracts, agreements, purchase orders, acknowledgments, invoices, and related documents and instruments evidencing any Borrower's relationship with each of its Account Debtors, and

                (g) upon the request of the Lender, any other report reasonably requested relating to the financial condition of any Borrower.

        Each Borrower agrees that its independent certified public accountants are authorized to communicate with the Lender and to release to the Lender whatever financial information concerning the Borrowers that the Lender reasonably may request. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by the Lender pursuant to or in accordance with this Agreement, and agrees that the Lender, at any time after the occurrence of a Default or Event of Default or upon 15 days notice to the Administrative Borrower at any other time, may contact directly any such accounting firm or service bureau in order to obtain such information.

        6.4 ADDITIONAL PUBLIC COMPANY REPORTS. Deliver to the Lender when and as made a copy of Parent's most recent 10-Q (and in any event within 45 days of the end of each calendar quarter) and 10-K, and deliver to the Lender when and as made all 8-Ks and other reports, updates, and filings made by Parent as a public company.

        6.5 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

        6.6 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Borrower or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that each Borrower has made such payments or deposits.

        6.7     INSURANCE.

                (a) At the Borrowers' expense, maintain insurance respecting their respective properties and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Each Borrower also shall maintain business interruption and public liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to the Lender. Each Borrower shall deliver copies of all such policies to the Lender with a satisfactory lender's loss payable endorsement naming the Lender as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Lender in the event of cancellation or revision of the policy for any reason whatsoever.

                (b) Each Borrower shall give the Lender prompt notice of any loss covered by such insurance. Except as set forth in SUBSECTION (c) below, the Lender shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $100,000.00, without any liability to any Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied at the option of the Lender (subject to the limitations set forth in SECTION 6.7(c) below) either to the prepayment of the Obligations or to be disbursed to a Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

                (c) Notwithstanding the foregoing, the Lender will make such insurance proceeds that Lender actually receives available, from time to time, upon the Administrative

Borrower's request in accordance with disbursement procedures reasonably acceptable to Lender, to complete the repair, reconstruction, or restoration of the Collateral, provided that:

                        (i) no Default or Event of Default exists hereunder and no condition exists which, with notice or passage of time, or both, would constitute an Event of Default;

                        (ii) the relevant Borrower has obtained the proceeds of business interruption insurance sufficient to offset any abatement of cash flow during the period of repair, reconstruction, or restoration, or has deposited with the Lender funds in an amount adequate to offset such abatement;

                        (iii) the damage to the Collateral does not exceed 25% of the value of the Collateral as a whole and such damage can be reasonably expected to be repaired prior to the Revolving Credit Maturity Date; and

                        (iv) the Borrowers have furnished the Lender with (x) satisfactory evidence of the estimated cost of completion of the repairs or restoration of the Collateral; (y) such architect's certificates, lien waivers, contractors' sworn statements, and other evidence of cost and of payments as the Lender may require; and (z) to the extent the repair, reconstruction, or restoration constitutes structural changes to the Collateral, the plans and specifications for such repair, reconstruction, or restoration, all subject to the Lender's approval.

In the event that any of the foregoing proceeds are applied to the repair, restoration, or replacement of the Collateral, the Borrowers will promptly commence and complete such repair, restoration, or reconstruction of the Collateral as nearly as possible to its value, condition, and character immediately prior to such damage. The Borrowers will comply with the Lender's customary provisions applicable to disbursement of loan proceeds as the Lender may reasonably require. Proceeds will be disbursed based upon the Lender's customary construction disbursement procedures. The undisbursed balance of insurance proceeds will at all times be sufficient to pay for the costs of completion of the repair and restoration to the Collateral free and clear of all liens and if such proceeds are insufficient, the Borrowers will deposit the amount of the insufficiency with the Lender prior to disbursement of any proceeds.

                (d) No Borrower shall take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this SECTION 6.7, unless the Lender is included thereon as named insured with the loss payable to the Lender under a lender's loss payable endorsement or its equivalent. The Borrowers immediately shall notify the Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Lender.

        6.8 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on SCHEDULE 5.4; provided, however, that the Borrowers may amend SCHEDULE 5.4 so long as such amendment occurs by written notice to the Lender not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the Borrowers provide the Lender a Collateral Access Agreement for any such new location.

        6.9 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

        6.10 LEASES. Pay when due all rents and other amounts payable under any leases to which any Borrower is a party or by which any Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

        6.11 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of any Borrower's obtaining financing from the Lender under this Agreement. Each Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of the Borrowers, and the Borrowers agree to indemnify, defend, and hold the Lender harmless from and against any claim of any broker or finder arising out of any Borrower's obtaining financing from the Lender under this Agreement.

        6.12 EXISTENCE. At all times preserve and keep in full force and effect each Borrower's valid existence and good standing and any rights and franchises material to each Borrower's business.

        6.13 ENVIRONMENTAL. (a) Keep any property either owned or operated by any Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to the Lender documentation of such compliance which the Lender reasonably requests, (c) promptly notify the Lender of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide the Lender with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

        6.14 ERISA. The Borrowers will deliver to the Lender, at the Borrowers' expense, the following information at the times specified below:

                (a) within 10 Business Days after any executive officer or any other employee of the Borrower, any of its Subsidiaries or an ERISA Affiliate who is responsible for the administration of the relevant portion of this Agreement (the "RESPONSIBLE OFFICER") of any

Borrower knows or has reason to know that a Termination Event has occurred or that the PBGC has taken actions which could reasonably be expected to result in a Termination Event, a written statement of the chief financial officer of such Borrower describing such Termination Event and the action, if any, which such Borrower or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC with respect thereto;

                (b) within 10 Business Days after any Responsible Officer knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the IRC) has occurred with respect to a Benefit Plan or any other employee benefit plan (as defined in Section 3(3) of ERISA) maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate which could reasonably be expected to result in a Material Adverse Change, a statement of the chief financial officer of such Borrower describing such transaction and the action which such Borrower or other such entities have taken, are taking or propose to take with respect thereto;

                (c) within 30 Business Days after the filing thereof with the Department of Labor, Internal Revenue Service, or PBGC, copies of each annual report (form 5500 series), including all schedules and attachments thereto, with respect to each Benefit Plan of any Borrower, its Subsidiaries, or any ERISA Affiliate;

                (d) within 30 Business Days after receipt by any Borrower, any of its Subsidiaries, or any ERISA Affiliate of each actuarial report for any Benefit Plan of such Borrower, any of its Subsidiaries, or any ERISA Affiliate, copies of each such report;

                (e) within 10 Business Days after any Responsible Officer has knowledge with respect to any Benefit Plan of any Borrower, its Subsidiaries, or any ERISA Affiliate that there has been a failure to make any contribution required under Section 412 of the IRC or that an application has been made to the Internal Revenue Service for a funding waiver and as soon as possible but no later than 10 Business Days after receipt thereof, a copy of any communications received by any Borrower, any of its Subsidiaries, or any ERISA Affiliate with respect to a funding waiver request;

                (f) within 60 Business Days after the occurrence thereof, notification of any increase in the benefits of any existing Benefit Plan of any Borrower, any of its Subsidiaries, or any ERISA Affiliate or the establishment of any new Benefit Plan of any Borrower, any of its Subsidiaries, or any ERISA Affiliate or the commencement of contributions to any Benefit Plan to which any Borrower, any of its Subsidiaries, or any ERISA Affiliate was not previously contributing;

                (g) within 10 Business Days after receipt by any Borrower, any of its Subsidiaries, or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

                (h) within 10 Business Days after receipt by any Borrower, any of its Subsidiaries, or any ERISA Affiliate of any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Benefit Plan or other employee pension benefit plan intending to qualify under section 401(a) of the IRC of any Borrower, any of its Subsidiaries, or any ERISA Affiliate under Section 401(a) of the IRC, copies of each such letter;

                (i) within 10 Business Days after receipt by any Borrower, any of its Subsidiaries, or any ERISA Affiliate of a notice regarding the imposition of withdrawal liability under any Multiemployer Plan, copies of each such notice;

                (j) within 10 Business Days after any Responsible Officer knows (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate any such Multiemployer Plan, or (iii) the PBGC has instituted, will institute, or has taken actions towards the institution of proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information;

                (k) within 10 Business Days after any Responsible Officer knows of any event, transaction or condition that could be expected to result in any liability under ERISA, the IRC, or any other law applicable with respect to any Benefit Plan, if such liability, taken together with any other such liabilities then existing, could reasonably be expected to result in a Material Adverse Change, a statement of the chief financial officer of such Borrower describing such event, transaction or condition and the action which such Borrower or other such entities have taken, are taking, or propose to take with respect thereto; and

                (l) within 30 days after receipt by any Borrower or any of its Subsidiaries of each actuarial report for any Retiree Health Plan of such Borrower or any of its Subsidiaries, copies of each such report.

        Each Borrower will, and will use its best efforts to cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Benefit Plans of such Borrower, Subsidiary, or ERISA Affiliate in compliance in all material respects with the provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that such Borrower, Subsidiary, or ERISA Affiliate is in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

        6.15 PROCEEDINGS OR ADVERSE CHANGES. Each Borrower will as soon as practicable, and in any event within 2 Business Days after such Borrower learns of the following, give written notice to the Lender of any proceeding(s) being instituted, or threatened to be instituted, by or against any Borrower in any federal, state, local, or foreign court or before any commission or other regulatory body (federal, state, local, or foreign) that may expose any Borrower to liability in excess of $100,000.00 (without regard to whether any or all of such amount is covered by insurance). Each Borrower will as soon as possible, and in any event within 2 Business Days after such Borrower learns of the following, give written notice to the Lender of any Material Adverse Change. Provision of any such notice by any Borrower will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

        6.16 DISCLOSURE UPDATES. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify the Lender if any information, exhibit, or report furnished by or on behalf of any Borrower to the Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

7.      NEGATIVE COVENANTS.

        The Borrowers covenant and agree that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, no Borrower will do any of the following:

        7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                (a) Indebtedness evidenced by this Agreement and the other Loan Documents;

                (b)     Indebtedness set forth on SCHEDULE 5.18;

                (c)     Permitted Purchase Money Indebtedness; and

                (d) Refinancings, renewals, or extensions of Indebtedness permitted under CLAUSES (b) AND (c) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Lender's judgment, materially impair the prospects of repayment of the Obligations by the Borrowers or materially impair any Borrower's creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to any Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness.

        7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under SECTION 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

        7.3 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

        7.4     RESTRICTIONS ON FUNDAMENTAL CHANGES.

                (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

                (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

                (c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

        7.5 DISPOSAL OF ASSETS. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets.

        7.6 CHANGE NAME. Change such Borrower's name, corporate structure or identity, or add any new fictitious name; provided, however, that a Borrower may change its name upon at least 30 days prior written notice by such Borrower to the Lender of such change and so long as, at the time of such written notification, such Borrower provides the Lender authorization to prepare and to file any financing statements or fixture filings necessary to perfect and continue perfected Lender's Liens.

        7.7 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (a) by endorsement of instruments or items of payment for deposit to the account of such Borrower or which are transmitted or turned over to the Lender or (b) guarantees by a Borrower of another Borrower's Indebtedness that is permitted Indebtedness under
SECTION 7.1 above.

        7.8 NATURE OF BUSINESS. Make any change in the principal nature of any Borrower's business. Neither Planet Zanett will have any material assets, liabilities, or business operations nor will any other Subsidiary of any Borrower have any assets, liabilities, or business operations unless Planet Zanett or such other Subsidiary becomes a Borrower, which may only occur with the prior written consent of the Lender, which the Lender may grant or withhold in its sole discretion.

        7.9     PREPAYMENTS AND AMENDMENTS.

                (a)     Except in connection with a refinancing permitted by
SECTION 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower, other than the Obligations in accordance with this Agreement.

                (b)     Except in connection with a refinancing permitted by
SECTION 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under SECTIONS 7.1(b) or (c).

                (c) Amend or modify in any manner adverse to any Borrower any of the terms of such Borrower's notes, debts, or obligations (fixed, contingent, or otherwise, and including, without limitation, earn-out payment obligations) (i) referenced at SCHEDULE 5.18 to

Bruno Guazzoni or Emral Holdings Limited, (ii) referenced at SCHEDULE 5.18 to the former owners of any Subsidiary of Parent that are payable upon completion of performance requirements, (iii) referenced at SCHEDULE 5.18 under or in connection with the transactions contemplated by the Indenture dated as of February 1, 2005 among Zanett, Inc., as obligor, and U.S. Bank National Association, as trustee, and the Distribution and Management Agreement dated as of February 1, 2005 by and between Zanett, Inc. and Sumner Harrington, Ltd., or
(iv) to any other holder of any Borrower's notes or with respect to any debt for borrowed money or earn-out payments for which any Borrower is obligated.

                (d) Make any interest or other payments toward any of such notes, debts, or obligations referenced at SECTION 7.9(c) before the regularly scheduled due date for any such payments, and in any event, (i) no Borrower will make any payments toward any such notes, debts, or obligations at any time while a Default or Event of Default has occurred and is continuing or if a Default or Event of Default would result from any such payment or if Availability is or will be (including on a pro forma basis after any such payment) below $1,000,000.00 and (ii) no Borrower will make any payments toward the unpaid principal balance of any such notes at any time. The Borrowers shall notify the Lender not less than 10 Business Days in advance of any such planned payment and shall provide to the Lender such documents (including, without limitation, a current Borrowing Base Certificate) as the Lender requests to confirm to the Lender satisfaction of the conditions outlined herein to any such payment.

        7.10 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

        7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of, such Borrower's Stock, of any class, whether now or hereafter outstanding, other than (a) payments of dividends on the stock of any Borrower other than Parent, which may be made only to Parent and only as long as Parent owns all of the issued and outstanding stock of such Borrower and
(b) purchases by Parent from and after September 1, 2004 of up to 150,000 of its shares of common stock pursuant to the terms of Parent's May 1, 2003 Stock Repurchase Plan attached hereto as SCHEDULE 7.11, none of which purchases may be made at any time while a Default or Event of Default has occurred and is continuing or if a Default or Event of Default would result from any such payment(s) or if any breach of the Borrowers' covenants at SECTION 7.18 has occurred or would occur (including on a pro forma basis after any such payment(s)).

        7.12 ACCOUNTING METHODS. Modify or change its method of accounting (other than as may be required to conform to GAAP).

        7.13 INVESTMENTS. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that such Borrower shall not have Permitted Investments (other than in the Concentration Account) in excess of $100,000.00 outstanding at any one time unless such Borrower and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments, as the Lender shall determine in its Permitted Discretion, to perfect (and further establish) the Lender's Liens in such Permitted Investments.

        7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower's business, upon fair and reasonable terms, that are fully disclosed to the Lender, and that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

        7.15 SUSPENSION. Suspend or go out of a substantial portion of its business.

        7.16 USE OF PROCEEDS. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for working capital and general corporate purposes or to finance Permitted Investments by the Borrowers.

        7.17 SECURITIES ACCOUNTS. Establish or maintain any Securities Account unless the Lender shall have received a Control Agreement in respect of such Securities Account.

        7.18    FINANCIAL COVENANTS.

                (a)     Fail to maintain:

                        (i) SENIOR FUNDED DEBT TO EBITDA RATIO. A Senior Funded Debt to EBITDA Ratio of 3.25 to 1.00 or less, as measured at June 30, 2005, and at each succeeding September 30, December 31, March 31, and June 30.

                        (ii) FIXED CHARGE COVERAGE RATIO. A Fixed Charge Coverage Ratio of at least 1.10 to 1.00, as measured at June 30, 2005, and at each succeeding September 30, December 31, March 31, and June 30.

                (b) CAPITAL EXPENDITURES. Make Capital Expenditures, other than Permitted Investments, in any calendar year in excess of $750,000.00.

        7.19 BANK ACCOUNTS. Establish or maintain any deposit, disbursement, cash management, or other bank account with any bank or other financial institution other than the Lender and other than existing accounts with financial institutions other than the Lender that are closed within 30 days of the date of this Agreement, except that small local deposit and checking accounts for day to day ordinary course of business collections of deposits and payments of expenses may continue to be maintained by a Borrower with banks and financial institutions other than the Lender. Notwithstanding the foregoing, in no event shall the aggregate balance in such other accounts for any Borrower at any time exceed $25,000.00, and, in the event a Default or Event of Default occurs, the Lender, at its discretion, may at any time thereafter require the Borrowers to close such other accounts and transfer the funds therein to the Lender.

        7.20 MINIMUM SUBORDINATED INDEBTEDNESS. (a) Allow to exist on terms (including, without limitation, subordination terms) that are unacceptable to the Lender (as determined by the Lender at the time that such Indebtedness is incurred) any Indebtedness incurred after September 1, 2004 that yields funds that are used to make payments toward Indebtedness to

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

Emral Holdings and Bruno Guazzoni that has been subordinated to the Obligations or (b) allow at any time to fall below $6,000,000 the sum of (i) the then unpaid principal balance of the Indebtedness to Emral Holdings and Bruno Guazzoni that existed as of September 1, 2004 and that has been subordinated to the Obligations and (ii) the then unpaid principal balance of Indebtedness incurred after November 15, 2004 (including both refinancings of such Indebtedness that was incurred after November 15, 2004 and new loans from Emral Holdings and/or Bruno Guazzoni made after November 15, 2004 and refinancings of the same) that yields funds that are used to make payments toward Indebtedness to Emral Holdings and Bruno Guazzoni that existed as of September 1, 2004 and that has been subordinated to the Obligations (after first deducting from such principal balance of post-November 15, 2004 Indebtedness all commissions, costs, expenses, and other amounts paid in connection with issuing such new subordinated Indebtedness that diminished the net cash amounts received by Borrowers).

8.      EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "EVENT OF DEFAULT") under this Agreement:

        8.1 If any Borrower fails to pay within 5 days of when due and payable, or within 5 days of when declared due and payable, all or any portion of the Obligations; or

        8.2 If any Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in SECTION 7 (Negative Covenants), SECTION 6.6, or SECTION 6.7; or

        8.3 If any Borrower fails to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents or if any Guarantor fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in any of the Loan Documents to which such Guarantor is a party and any such failure is not cured to the reasonable satisfaction of the Lender within 30 days after the earliest of the time that (a) the Lender notifies the Administrative Borrower of such failure, (b) any Borrower or Guarantor knows of such failure, or (c) any Borrower or Guarantor should have known of such failure; or

        8.4 If any material portion of any Borrower's or any Guarantor's assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person; or

        8.5 If an Insolvency Proceeding is commenced by any Borrower or any Guarantor; or

        8.6 If an Insolvency Proceeding is commenced against any Borrower or any Guarantor, and any of the following events occur: (a) such Borrower or such Guarantor consents to the institution of the Insolvency Proceeding against it;
(b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower or such Guarantor; or (e) an order for relief shall have been entered therein; or

        8.7 If any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

        8.8 If a notice of Lien, levy, or assessment involving an amount in any individual instance, or amounts in the aggregate for all such items, in excess of $25,000.00 is filed of record with respect to any Borrower's assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts involving an amount in any individual instance, or amounts in the aggregate for all such items, in excess of $25,000.00 owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Borrower's assets and the same is not paid on the payment date thereof; or

        8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Borrower's properties or assets and is not satisfied, released, or bonded within 30 days; or

        8.10 If a default or event of default occurs under any other agreement or instrument between any Borrower and the Lender or under any other agreement or instrument running to the benefit of the Lender from any Borrower and such default or event of default continues uncured beyond any applicable notice and/or grace period (if any) provided therein; or

        8.11 If there is a default in any agreement to which any Borrower is a party that the Lender deems material and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of any Borrower's obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein; or

         8.12 If any Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness, such as, but not limited to, SECTION 7.9 hereof; or

        8.13 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender by any Borrower or any officer, employee, agent, or director of any Borrower; or

        8.14 If this Agreement or any other Loan Document that purports to create a Lien in favor of the Lender, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, other than due to actions taken or omitted to be taken by the Lender, including, without limitation, the Lender's release of any Lien or the Lender's failure to timely file continuation statements with respect to any Lien; or

        8.15 If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any

Borrower or any Guarantor, or a proceeding shall be commenced by any Borrower or any Guarantor, or by any Governmental Authority having jurisdiction over any Borrower or any Guarantor, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Guarantor shall deny that such Borrower or such Guarantor has any liability or obligation purported to be created under any Loan Document; or

        8.16 If any Guarantor, other than subject to the specific dollar limit set forth in such Guarantor's Guaranty, denies his obligation to guarantee any then existing Obligations or attempts to limit or to terminate his guarantee of any future Obligations; or

        8.17 If any note, debt, or obligation (in whole or in part) of any Borrower to Bruno Guazzoni or Emral Holdings Limited is endorsed, assigned, or transferred (whether voluntarily, by operation of law, or otherwise) to any Person that has not duly and validly executed in favor of, and delivered to, the Lender a subordination agreement in form and substance satisfactory to the Lender in its sole discretion.

9.      THE LENDER'S RIGHTS AND REMEDIES.

        9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, the Lender may do any one or more of the following, all of which are authorized by the Borrowers:

                (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                (b) Cease advancing money or extending credit to or for the benefit of any Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between any Borrower and the Lender;

                (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender, but without affecting any of the Lender's Liens in the Collateral and without affecting the Obligations;

                (d) Settle or adjust disputes and claims directly with, and obtain Collections directly from, Account Debtors for amounts and upon terms which the Lender considers advisable, and in such cases, the Lender will credit against the Obligations only the net amounts received by the Lender in payment of such Accounts (whether disputed or otherwise) after deducting all Lender Expenses incurred or expended in connection therewith;

                (e) Without notice to or demand upon any Borrower, make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interests in the Collateral. Each Borrower agrees to assemble the Personal Property Collateral if the Lender so requires, and to make the Personal Property Collateral available to the Lender at a place that the Lender may designate which is reasonably convenient to both parties. Each Borrower authorizes the Lender to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in the Lender's determination appears to conflict with the Lender's Liens and to pay all expenses incurred in connection therewith and to charge the Borrowers therefor. With respect to any owned or leased premises of any Borrower, such Borrower hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender's rights or remedies provided herein, at law, in equity, or otherwise;

                (f) Without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender (including any amounts received in any Collections Account or the Concentration Account), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender;

                (g) Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender, and any amounts received in any Collections Account or the Concentration Account, to secure the full and final repayment of all of the Obligations;

                (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral, and in connection therewith, each Borrower hereby grants to the Lender a license or other right to use, without charge, such Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to the Lender's benefit;

                (i) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Borrower's premises) as the Lender determines is commercially reasonable;

                (j) The Lender may give notice of the disposition of the Personal Property Collateral as follows:

                        (i) The Lender may give the Administrative Borrower (for the benefit of each applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

                        (ii) The notice may be given to Administrative Borrower, as provided in SECTION 12, at least 10 days before the earliest time of disposition set forth in the notice, and no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                (k) The Lender may credit bid and purchase at any public sale;

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

                (l) The Lender may seek the appointment of a receiver to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

                (m) The Lender shall have all other rights and remedies available to it at law or in equity or pursuant to any other Loan Documents; and

                (n) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by the Borrowers to the Lender, and, if applicable, any excess will be returned, without interest and subject to the rights of third Persons, by the Lender to the Administrative Borrower (for the benefit of the applicable Borrower(s)).

        9.2 REMEDIES CUMULATIVE. The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

10.     TAXES AND EXPENSES.

                (a) The Borrowers shall promptly, upon the Lender's demand therefor, reimburse the Lender for all Lender Expenses.

                (b) If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, the Lender, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves as the Lender deems necessary to protect the Lender from the exposure created by such failure, or (c) in the case of the failure to comply with
SECTION 6.7 hereof, obtain and maintain insurance policies of the type described in SECTION 6.7 and take any action with respect to such policies as the Lender deems prudent. Any such amounts paid by the Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement. The Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.     WAIVERS; INDEMNIFICATION.

        11.1 DEMAND; PROTEST; ETC. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which any Borrower may in any way be liable.

        11.2 THE LENDER'S LIABILITY FOR COLLATERAL. Each Borrower hereby agrees that: (a) so long as the Lender complies with its obligations, if any, under the Code, the Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Borrowers.

        11.3 INDEMNIFICATION. The Borrowers shall pay, indemnify, defend, and hold the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys' fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"). The foregoing notwithstanding, the Borrowers shall have no obligation to any Indemnified Person under this SECTION 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART WERE CAUSED BY, OR ARISE OUT OF, ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.     NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by any Borrower or the Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents, which may be sent by first-class mail, postage prepaid) shall be deemed given to a party: (a) when delivered to the appropriate address by hand; (b) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (d) three (3) business days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address, or person as a party may designate by notice to the other party in writing given in accordance with this SECTION 12):

     If to the Administrative
     Borrower or any or all
     of the Borrowers:            Zanett, Inc.
                                  635 Madison Avenue, Floor 15
                                  New York, New York  10022
                                  Attn: Pierre-Georges Roy
                                  Telecopy No. (646) 502-1808
                                  Electronic Mail Address: pgroy@zanett.com


     If to the Lender:            Fifth Third Bank
                                  38 Fountain Square Plaza
                                  Cincinnati, Ohio  45263
                                  Attn: David Fuller, Vice President
                                  Telecopy No. (513) 534-8400
                                  Electronic Mail Address: david.fuller@53.com


with a mandatory copy to:         Jeffrey S. Schloemer, Esq.
                                  Taft, Stettinius & Hollister LLP
                                  425 Walnut Street, Suite 1800
                                  Cincinnati, Ohio 45202
                                  Telecopy No. (513) 381-0205
                                  Electronic Mail Address: schloemer@taftlaw.com

Each Borrower acknowledges and agrees that notices sent by the Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telecopy, electronic mail, or any other method set forth above.

13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                (A) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED

UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.

                (B) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN HAMILTON COUNTY, OHIO; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND THE LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

                (C) EACH BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND THE LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.     ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

        14.1    ASSIGNMENTS AND PARTICIPATIONS.

                (a) The Lender, at any time, may (i) assign and delegate to one or more assignees (each an "ASSIGNEE") all, or any part, of the Obligations and the other rights and obligations of the Lender hereunder and under the other Loan Documents, or (ii) sell to one or more commercial banks, financial institutions, or other Persons (a "PARTICIPANT") participating interests in all, or any part, of the Obligations and the other rights and interests of the Lender hereunder and under the other Loan Documents.

                (b) In connection with any such assignment or participation or proposed assignment or participation, the Lender may disclose all documents and information that it now or hereafter may have relating to any Borrower or any Borrower's business.

        14.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lender's prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lender shall release any Borrower from its Obligations. The Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to SECTION 14.1 hereof.

15.     AMENDMENTS; WAIVERS.

        15.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and either all of the Borrowers or the Administrative Borrower (on behalf of all of the Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        15.2 NO WAIVERS; CUMULATIVE REMEDIES. No failure by the Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Lender in exercising the same, will operate as a waiver thereof. No waiver by the Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Lender on any occasion shall affect or diminish the Lender's rights thereafter to require strict performance by each Borrower of any provision of this Agreement or any of the other Loan Documents. The Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Lender may have.

16.     GENERAL PROVISIONS.

        16.1 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to the entire Agreement.

        16.2 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed and negotiated by both parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of the parties hereto.

        16.3 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        16.4 COUNTERPARTS; TELECOPY EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telecopy shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopy also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall also apply to each other Loan Document.

        16.5 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "VOIDABLE TRANSFER"), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of the Lender related thereto, the liability of each Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        16.6 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

        16.7 PARENT AS AGENT FOR THE BORROWERS. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all of the Borrowers (the "ADMINISTRATIVE BORROWER") which appointment shall remain in full force and effect unless and until the Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower
(i) to provide the Lender with all notices with respect to Advances obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of deposit and disbursement accounts and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the deposit and disbursement accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Lender and to hold the Lender harmless against any and all liability, expense, loss, or claim of damage or injury, made against the Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the deposit and disbursement accounts and Collateral of the Borrowers as herein provided, (b) the Lender's relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender hereunder or under the other Loan Documents, except that the Borrowers will have no liability to the Lender under this SECTION 16.7 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Lender.

        16.8 NO LENDER BROKERAGE FEES. The Lender represent to the Borrowers that the Lender has not utilized the services of any broker or finder in connection with the financing to be provided to the Borrowers by the Lender under this Agreement and that no such brokerage commission or finder's fee is payable in whole or in part by or on behalf of the Lender.

        16.9 EXISTING CFO/CLO PROMISSORY NOTES. Notwithstanding anything to the contrary in this Agreement or in any of the other Loan Documents, the Lender hereby agrees that (a) it does not, and shall not, have any security interest in, or Lien against, the September 7, 2001 Promissory Note in the principal amount of $519,397.00, the January 27, 2002 Promissory Note in the principal amount of $60,000.00, or the June 4, 2002 Promissory Note in the principal amount of $118,287.65 made by Jack M. Rapport to Parent or the September 7, 2001 Promissory Note in the principal amount of $50,000.00 or the January 27, 2002 Promissory Note in the principal amount of $900,000.00 made by Pierre-Georges Roy to Parent (collectively, the "EXISTING CFO/CLO PROMISSORY NOTES") and (b) it will not enforce directly or indirectly, or seek any payment under, any of the Existing CFO/CLO Promissory Notes.

        16.10 RESTATEMENT OF AMENDED AND RESTATED CREDIT AGREEMENT. The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

                (a) the Original Loan Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement (provided that the foregoing shall not be deemed or otherwise construed to constitute a waiver of any Default or Event of Default under this Agreement or the Original Loan Agreement to the extent not previously waived);

                (b) all Original Obligations outstanding on the Closing Date (including, without limitation, all accrued and unpaid principal, interest, and fees) shall, to the extent not paid on the Closing Date, be deemed to be Obligations outstanding hereunder;

                (c) the Loan Documents, including the Liens created thereunder and securing payment of the Original Obligations, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and

                (d) all references in the other Loan Documents to the Original Loan Agreement shall be deemed for all time periods after the date hereof to refer without further amendment to this Agreement as the same may be amended, restated, supplemented, renewed, or otherwise modified from time to time.

The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment, and reborrowing or termination of the Original Obligations and that all such Original Obligations are in all respects continued and outstanding as Obligations under this Agreement and the Promissory Notes with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement, the Promissory Notes, and the other Loan Documents.

                          [Signature pages to follow.]

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and validly executed and delivered as of the date first above written.

                                 ZANETT, INC., a Delaware corporation, as the
                                     Administrative Borrower and as a Borrower


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------


                                 ZANETT COMMERCIAL SOLUTIONS, INC., a
                                     Delaware corporation, as a Borrower


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------

                                 PARAGON DYNAMICS, INC., a Delaware corporation,
                                     as a Borrower


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------


                                 DELTA COMMUNICATIONS GROUP, INC., a
                                     Delaware corporation,  as a Borrower


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------

                                 FIFTH THIRD BANK, an Ohio banking corporation,
                                     as the Lender


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Title:
                                       -----------------------------------------

                                    EXHIBIT A

                                   DEFINITIONS

                "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

                "ACCOUNTS" means all of the now owned or hereafter acquired right, title, and interest of any Borrower with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

                "ADDITIONAL DOCUMENTS" has the meaning set forth in SECTION 4.4.

                "ADMINISTRATIVE BORROWER" has the meaning set forth in
SECTION 16.7.

                "ADVANCES" means all loans, advances of credit, and other sums now or hereafter advanced by or on behalf of the Lender to or for the benefit of any of the Borrowers.

                "AFFILIATE" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) and officer of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

                "AGREEMENT" has the meaning set forth in the preamble hereto.

                "ASSIGNEE" has the meaning set forth in SECTION 14.1.

                "AUTHORIZED PERSON" means any of the Chief Executive Officer, the President, the Chief Financial Officer, or the Chief Legal Officer of the Administrative Borrower.

                "AVAILABILITY" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that the Borrowers are entitled to borrow as Revolving Credit Advances under SECTION 2.1 (after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).

                "BANKRUPTCY CODE" means the United States Bankruptcy Code, as in effect from time to time.

                "BASE RATE" means the rate of interest announced by the Lender at its principal office in Cincinnati, Ohio as its "prime rate," with the understanding that the "prime rate" is one of the Lender's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Lender may designate.

                "BASE RATE LOAN" means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

                "BASE RATE MARGIN" means two percentage points (2.00%).

                "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3(35) of ERISA), other than a Multiemployer Plan, for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                "BOARD OF DIRECTORS" means the board of directors (or comparable managers) of any Borrower or any committee thereof duly authorized to act on behalf thereof.

                "BOOKS" means all of the now owned or hereafter acquired books and records of each of the Borrowers (including all of each Borrower's Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

                "BORROWER" and "BORROWERS" have the meanings set forth in the preamble to this Agreement.

                "BORROWING" means a borrowing hereunder consisting of Advances made by the Lender to any of the Borrowers.

                "BORROWING BASE" has the meaning set forth in SECTION 2.1.

                "BORROWING BASE CERTIFICATE" means a certificate in the form of EXHIBIT C.

                "BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which Ohio banks are authorized or required to close.

                "CAPITAL EXPENDITURES" means expenditures for the acquisition (including the acquisition by Capital Lease) or improvement of capital assets, as determined in accordance with GAAP.

                "CAPITAL LEASE" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                "CAPITALIZED LEASE OBLIGATION" means any Indebtedness represented by obligations under a Capital Lease.

                "CASH EQUIVALENTS" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's,
(c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either
(i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

                "CHANGE OF CONTROL" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than David McCarthy, Claudio Guazzoni, their immediate family members and heirs, and trusts controlled by David McCarthy or Claudio Guazzoni, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 10%, or more, of the Stock of the Parent having the right to vote for the election of members of the Board of Directors of the Parent, (b) the Parent ceases to own 100% of the issued and outstanding voting stock of any other Borrower, (c) any Person, other than David McCarthy or Claudio Guazzoni, controls (directly or indirectly) management, major decisions, and day to day operations of any Borrower, or (d) a majority of the members of the Board of Directors do not constitute Continuing Directors.

                "CLOSING DATE" means the date on which the conditions set forth in Section 3.2 of this Agreement have been satisfied or waived.

                "CODE" means the Ohio Uniform Commercial Code, as in effect from time to time.

                "COLLATERAL" means all of the now owned and hereafter acquired right, title, and interest of each Borrower in and to each of the following:

                (a)     Accounts,

                (b)     Books,

                (c)     Equipment,

                (d)     General Intangibles,

                (e)     Inventory,

                (f)     Investment Property,

                (g)     Negotiable Collateral,

                (h) money or other assets of any Borrower that now or hereafter come into the possession, custody, or control of the Lender, and

                (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case in form and substance satisfactory to the Lender.

                "COLLECTIONS" means all cash, checks, notes, and instruments of any Borrower and all other remittances and items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) to any Borrower.

                "COLLECTIONS ACCOUNT" and "COLLECTIONS ACCOUNTS" have the meanings set forth in SECTION 2.6.

                "CONCENTRATION ACCOUNT" has the meaning set forth in
SECTION 2.6.

                "CONTINUING DIRECTOR" means (a) any member of the Board of Directors who was a director of the respective Borrower on the Closing Date and
(b) any individual who becomes a member of such Board of Directors after the Closing Date if such individual was appointed or nominated for election to such Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to such Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of such Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

                "CONTROL AGREEMENT" means a control agreement, in form and substance satisfactory to the Lender, executed and delivered by one or more of the relevant Borrowers, the Lender, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account.

                "CORPORATE CHECKING ACCOUNT" has the meaning set forth in
SECTION 2.6.

                "DAILY BALANCE" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

                "DDA" means any checking or other demand deposit account maintained by any Borrower.

                "DEFAULT" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                "DISBURSEMENT ACCOUNT" and "DISBURSEMENT ACCOUNTS" have the meanings set forth in SECTION 2.2.

                "DISBURSEMENT LETTER" means an instructional letter executed and delivered by the Borrowers to the Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to the Lender.

                "DOLLARS" or "$" means United States dollars.

                "EBITDA" means the earnings before interest, taxes, depreciation, and amortization of the Borrowers determined in accordance with GAAP and on a consolidated basis.

                "ELIGIBLE ACCOUNTS" means those Accounts created by any Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by the Borrowers under the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by the Lender in the Lender's Permitted Discretion to address the results of any review of the Books or any Borrower's operations or prospects performed by the Lender from time to time after the Closing Date as long as Lender provides thirty (30) days notice to Administrative Borrower before implementing any such revisions. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to the Borrowers. Eligible Accounts shall not include the following:

                (a) Accounts that the Account Debtor has failed to pay within 90 days of the original invoice date or that are more than 60 days past due,

                (b) Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under CLAUSE (a) above,

                (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of any Borrower,

                (d) that portion of any Account, the payment of which portion by the Account Debtor is conditional, whether arising in a transaction wherein the goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or otherwise,

                (e)     Accounts that are not payable in Dollars,

                (f) Accounts with respect to which the Account Debtor (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or
(iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to the Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Lender and is directly drawable by the Lender, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Lender,

                (g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Borrowers have complied, to the reasonable satisfaction of the Lender, with the Assignment of Claims Act, 31 USC Section 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the Borrowers have complied to the Lender's satisfaction),

                (h) Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute,

                (i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed 20% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

                (j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice or has knowledge of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

                (k) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the relevant Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement,

                (l) Accounts, the collection of which, the Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

                (m) Accounts that are not subject to a valid and perfected first priority Lien in favor of the Lender (including, but not limited to, Accounts of Delta Communications Group, Inc. that are encumbered by UCC filings existing as of the date of this Agreement in favor of Persons other than the Lender until such UCC filings in favor of Persons other than the Lender are terminated),

                (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and (except only as specifically permitted otherwise by this Agreement) billed to the Account Debtor or (ii) the services giving rise to such Account have not been performed and (except only as specifically permitted otherwise by this Agreement) billed to the Account Debtor,

                (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the relevant Borrower of the subject contract for goods or services, or

                (p) Accounts of Delta Communications Group, Inc., whether held by such party or its successor.

                "ENVIRONMENTAL ACTIONS" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

                "ENVIRONMENTAL LAW" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC Section 1251 et seq; the Toxic Substances Control Act, 15 USC, Section 2601 et seq; the Clean Air Act, 42 USC Section 7401 et seq.; the Safe Drinking Water Act, 42 USC. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 USC.
Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. Section 11001 et seq.; the Hazardous Material Transportation Act, 49 USC Section 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. Section 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

                "ENVIRONMENTAL LIABILITIES AND COSTS" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party which relate to any Environmental Action.

                "ENVIRONMENTAL LIEN" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

                "EQUIPMENT" means all of the now owned or hereafter acquired right, title, and interest of any Borrower with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

                "ERISA AFFILIATE" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and
Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Borrower and whose employees are aggregated with the employees of any Borrower under IRC Section 414(o).

                "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

                "EXCESS AVAILABILITY" means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of each Borrower aged in excess of their historical levels with respect thereto and all book overdrafts in excess of their historical practices with respect thereto, in each case as determined by the Lender in its Permitted Discretion.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as in effect from time to time.

                "EXISTING CFO/CLO PROMISSORY NOTES" has the meaning set forth in
SECTION 16.9.

                "EXISTING LENDER" means Textron Financial Corporation.

                "FIXED CHARGE COVERAGE RATIO" means the ratio, as measured on a rolling 4 quarters basis, of (a) EBITDA plus the then unpaid principal balance of Indebtedness (which has been incurred after the Closing Date and which has resulted in new cash in like amount being provided to the Borrowers) that is subordinated to the Obligations on terms acceptable to the Lender to (b) the sum of the Borrowers' consolidated cash interest expense paid and current maturities of long-term debt and Capital Lease Obligations, taxes, dividends, cash paid for acquisitions of businesses (net of cash received in such acquisitions), cash payments in redemption of shares of and cash dividends and distributions made to Parent's shareholders, and non-financed Capital Expenditures, but specifically excluding non-cash expenses for compensation paid in stock.

                "FUNDING DATE" means the date on which a Borrowing occurs.

                "GAAP" means generally accepted accounting principles, as in effect from time to time in the United States, consistently applied.

                "GENERAL INTANGIBLES" means all of the now owned or hereafter acquired right, title, and interest of any Borrower with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

                "GOVERNING DOCUMENTS" means, with respect to any Person, the certificate or articles of incorporation, by-laws or code of regulations, or other organizational documents of such Person.

                "GOVERNMENTAL AUTHORITY" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

                "GUARANTOR" means each Person (if any) who at any time guarantees any of the Obligations and "GUARANTORS" means all of such Persons (if any).

                "GUARANTY" means a guaranty (if any) executed and delivered by any Guarantor to the Lender, in form and substance satisfactory to the Lender, as the same may be amended, restated, supplemented, and/or renewed from time to time.

                "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity," (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                "INDEBTEDNESS" means (a) all obligations of each Borrower for borrowed money, (b) all obligations of each Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of each Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of each Borrower under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of any Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations of each Borrower for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of such Borrower's business and repayable in accordance with customary trade practices), and (f) all obligations of each Borrower guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to such Borrower) any obligation of any other Person.

                "INDEMNIFIED LIABILITIES" has the meaning set forth in
SECTION 11.3.

                "INDEMNIFIED PERSON" has the meaning set forth in SECTION 11.3.

                "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                "INTANGIBLE ASSETS" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                "INTELLECTUAL PROPERTY SECURITY AGREEMENT" means that certain intellectual property security agreement executed and delivered by the Borrowers to the Lender, in form and substance satisfactory to the Lender, as the same may be amended, restated, supplemented, and/or renewed from time to time.

                "INVENTORY" means all of the now owned or hereafter acquired right, title, and interest of each Borrower with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by such Borrower as lessor, goods that are furnished by such Borrower under a contract of service, and finished goods, raw materials, work in process, or materials used or consumed in such Borrower's business.

                "INVESTMENT" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

                "INVESTMENT PROPERTY" means all of the now owned or hereafter acquired right, title, and interest of each Borrower with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

                "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

                "LENDER" has the meaning set forth in the preamble to this Agreement.

                "LENDER EXPENSES" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Borrower under any of the Loan Documents that are paid or incurred by the Lender, (b) fees or charges paid or incurred by the Lender in connection with the Lender's transactions with any Borrower, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by the Lender in the disbursement of funds to or for the account of any Borrower (by wire transfer or otherwise), (d) charges paid or incurred by the Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of the Lender (up to the amount of any limitation specified in this Agreement) related to audit examinations of the Books, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender's relationship with any Borrower, (h) the Lender's reasonable fees and expenses (including attorneys' fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) the Lender's reasonable fees and expenses (including attorneys' fees) incurred in terminating, enforcing (including attorneys' fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning any collateral or other security for any or all of the Obligations.

                "LENDER-RELATED PERSON" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, and agents of such Lender.

                "LIEN" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                "LOAN DOCUMENTS" means this Agreement, any Control Agreement, the Disbursement Letter, the Intellectual Property Security Agreement, the Promissory Notes, any note or notes executed by any Borrower in connection with this Agreement and payable to the Lender, and any other agreement, document, or instrument entered into, now or in the future, by any Borrower or any Guarantor and delivered to the Lender in connection with this Agreement or the transactions contemplated hereby, as any or all of the foregoing may be amended, restated, supplemented, and/or renewed from time to time.

                "LOCKED BOX" and "LOCKED BOXES" have the meanings set forth in
SECTION 2.6.

                "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers taken as a whole, (b) a material impairment of any Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender's Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower.

                "MAXIMUM REVOLVER AMOUNT" means $5,000,000.00.

                "MONEY MARKETS" means one or more wholesale funding markets available to and selected by the Lender, including markets for negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps, and others.

                "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and (a) which is, or within the immediately preceding six (6) years was, contributed to by any Borrower, any Subsidiary of any Borrower, or any ERISA Affiliate or (b) with respect to which any Borrower or any Subsidiary of any Borrower may incur any liability.

                "NEGOTIABLE COLLATERAL" means all of the now owned and hereafter acquired right, title, and interest of each Borrower with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

                "NET INCOME" means net income as determined in accordance with GAAP.

                "OBLIGATIONS" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to any Borrower pursuant hereto), obligations, fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Borrower to the Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that any Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

                "ORIGINAL CLOSING DATE" means the date on which Advances were first made under the Original Loan Agreement.

                "ORIGINAL LOAN AGREEMENT" has the meaning set forth in the recitals to this Agreement.

                "ORIGINAL OBLIGATIONS" shall mean "Obligations" as defined in the Original Loan Agreement.

                "OVERADVANCE" has the meaning set forth in SECTION 2.4.

                "PARENT" has the meaning set forth in the preamble to this Agreement.

                "PARTICIPANT" has the meaning set forth in SECTION 14.1.

                "PAY-OFF LETTER" means a letter, in form and substance satisfactory to the Lender, from Existing Lender to the Lender respecting the amount necessary to repay in full all of the obligations of Delta Communications Group, Inc. owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Delta Communications Group, Inc.

                "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

                "PERMITTED DISCRETION" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

                "PERMITTED DISPOSITIONS" means (a) sales or other dispositions by any Borrower of its Equipment that is substantially worn, damaged, or obsolete in the ordinary course of such Borrower's business, (b) sales by any Borrower of its Inventory to buyers in the ordinary course of its business, (c) the use or transfer of money or Cash Equivalents by any Borrower in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing by any Borrower, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of such Borrower's business.

                "PERMITTED INVESTMENTS" means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, and (d) any acquisition by any Borrower or any Subsidiary of a Borrower (whether through a purchase of stock, other equity interests, or assets or through a merger, consolidation, or amalgamation) of another Person or the assets constituting an entire or a portion of any business or operating business unit of another Person that has been approved in advance in writing by the Lender in its sole discretion.

                "PERMITTED LIENS" means (a) Liens held by the Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on EXHIBIT B, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of a Borrower's business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of a Borrower's business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of a Borrower's business, and (j) Liens resulting from any judgment or award that is not an Event of Default hereunder.

                "PERMITTED PROTEST" means the right of a Borrower to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP,
(b) any such protest is instituted promptly and prosecuted diligently by such Borrower in good faith, and (c) the Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens in favor of the Lender.

                "PERMITTED PURCHASE MONEY INDEBTEDNESS" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $25,000.

                "PERSON" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                "PERSONAL PROPERTY COLLATERAL" means all Collateral other than Real Property.

                "PLANET ZANETT" means Planet Zanett Corporate Incubator, Inc., a Delaware corporation.

                "PROJECTIONS" means the Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all on a consolidated and consolidating basis and prepared on a consistent basis with each such Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                "PROMISSORY NOTE" means each of one or more revolving notes from the Borrowers to the Lender, in form and substance satisfactory to the Lender and as any of such notes may be amended, restated, supplemented, and/or renewed from time to time, and "PROMISSORY NOTES" means all of such notes together collectively.

                "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

                "REAL PROPERTY" means any estates or interests in real property now owned or hereafter acquired by any Borrower and the improvements thereto.

                "RECORD" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

                "REMEDIAL ACTION" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC Section 9601.

                "REPORTABLE EVENT" means any of the events described in Section 4043 of ERISA and the regulations thereunder other than those events as to which notice is waived under PBGC regulation Section 4043.

                "REQUIRED AVAILABILITY" means Excess Availability in an amount of not less than $750,000.00.

                "RESPONSIBLE OFFICER" has the meaning set forth in SECTION 6.14.

                "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

                "REVOLVING CREDIT ADVANCES" has the meaning set forth in SECTION 2.1.

                "REVOLVING CREDIT MATURITY DATE" has the meaning set forth in
SECTION 2.1.

                "SEC" means the United States Securities and Exchange Commission and any successor thereto.

                "SECURITIES ACCOUNT" means a "securities account" as that term is defined in the Code.

                "SENIOR FUNDED DEBT" means the unpaid balance of the Obligations.

                "SENIOR FUNDED DEBT TO EBITDA RATIO" means the ratio of (a) Senior Funded Debt at the date of measurement to (b) EBITDA measured on a rolling 4 quarters basis.

                "SOLVENT" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

                "STOCK" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                "TERMINATION EVENT" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (b) the withdrawal of any Borrower, any Subsidiary of any Borrower, or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA; (c) the providing of notice of intent by any Borrower, any Subsidiary of any Borrower, or any of ERISA Affiliate to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (d) the institution by the PBGC of, or the receipt of notice of the intent of the PBGC to institute, proceedings to terminate a Benefit Plan or Multiemployer Plan; (e) the appointment of, or the receipt of notice of the intent to appoint, a trustee under Section 4042 of ERISA to administer any Benefit Plan; or (f) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any Subsidiary of any Borrower, or any ERISA Affiliate from a Multiemployer Plan.

                "VOIDABLE TRANSFER" has the meaning set forth in SECTION 16.5.

                "ZCS" has the meaning set forth in the recitals to this Agreement.

                                    EXHIBIT B

                                 PERMITTED LIENS

None.

                                    EXHIBIT C

                           BORROWING BASE CERTIFICATE
                                       OF
                                  ZANETT, INC.
                                       AND
                            EACH OF ITS SUBSIDIARIES


Date Prepared: ______________, 20__


A/R Last Report dated: ___________, 20__               $   _____________________


Plus:   Sales                                              _____________________

Less:   Collections:                                   $   _____________________

Others: (Credit Memo, Discounts, etc.)                 $   _____________________


New A/R Balance as of ___________, 20__                $   _____________________


Less:   Ineligibles:

        Past Due (over 90 days)        ____________________

        Aged Credits                   ____________________

        Contra                         ____________________

        20% Rule                       ____________________

        Other                          ____________________

TOTAL INELIGIBLES:                           $      ____________________


NET RECEIVABLES:                             $      ____________________

        Rate of Advance: 75%                 $      ____________________

A/R AVAILABILITY             (A)             $      ____________________

Cash Balance in Collection Account as of     $      ____________________

_______________, 20__             (B)


        Rate of Advance: 90%                 $      ____________________


TOTAL COLLATERAL AVAILABILITY (A + B)        $      ____________________


LESS LOAN BALANCE AS OF __________, 20__     $      ____________________


EXCESS AVAILABILITY:                         $      ____________________

The terms and conditions of this Borrowing Base Report are governed by the First Amended and Restated Loan and Security Agreement dated as of December 30, 2005 among Zanett, Inc., Zanett Commercial Solutions, Inc., Delta Communications Group, Inc., and Paragon Dynamics, Inc. (each individually a "Borrower" and together collectively the "Borrowers") and Fifth Third Bank ("Lender"), as amended, restated, supplemented, and/or renewed from time to time (the "Agreement"); all definitions, undertakings, obligations, covenants and warranties applicable to the Borrowers under the Agreement, including, without limitation, the assignment by each Borrower to Lender of Collateral, are hereby acknowledged by each Borrower to be in full force and effect.

The Borrowers, by execution hereof, warrant and represent the following:

a) There exists no Default or Event of Default as defined in the Agreement

b) Each Borrower has read and is familiar with the Agreement, understands each term and condition set forth therein, undertakes to comply therewith, and will obtain, if necessary, from Lender a copy of the Agreement for review of such Borrower's obligations thereunder.

c) There exists no lien, encumbrance, legal proceeding, or other similar act or condition which would impair, restrict, or limit Lender's rights with respect to Collateral pledged pursuant to the Agreement, including, without limitation, items of Collateral reported herein; and

d) The Borrowers represent and warrant that the Collateral balances reported herein are true and correct.

                                 ADMINISTRATIVE BORROWER, FOR AND ON BEHALF OF EACH AND ALL OF THE BORROWERS:

                                 ZANETT, INC.


                                 By:
                                    --------------------------------------------

                                 Its:
                                     -------------------------------------------

                                 Date:                               , 20
                                      -------------------------------    ----

                                       C-3